Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
dated as of January 23, 2007
by and among
BLAIR CORPORATION,
BLR ACQUISITION CORP.
and
APPLESEED’S TOPCO, INC.

TABLE OF CONTENTS

ARTICLE 1 THE MERGER	1
1.01 The Merger	1
1.02 Effective Time	1
1.03 Effects of the Merger	1
1.04 Certificate of Incorporation and Bylaws of the Surviving Corporation	2
1.05 Directors	2
1.06 Officers	2
1.07 Name	2
1.08 Closing	2
1.09 Additional Actions	2

ARTICLE 2 EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE COMPANY AND MERGER SUB	2
2.01 Effect on Shares of Capital Stock	2
2.02 Options; Restricted Stock; Stock Plans	4
2.03 Payment for Common Shares in the Merger	5

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY	6
3.01 Organization and Qualification	7
3.02 Charter Documents and Bylaws	7
3.03 Capitalization	8
3.04 Authority Relative to this Agreement	8
3.05 Company Subsidiaries	9
3.06 No Violation; Required Filings and Consents	9
3.07 SEC Reports and Financial Statements	10
3.08 Compliance with Applicable Laws	11
3.09 Absence of Certain Changes or Events	11
3.10 Change of Control	13
3.11 Litigation	13
3.12 Information in Proxy Statement	13
3.13 Benefit Plans	13
3.14 Taxes	15
3.15 Intellectual Property	16
3.16 Licenses and Permits	17
3.17 Material Contracts	17
3.18 Environmental Laws	18
3.19 Opinion of Financial Advisor	19
3.20 Brokers	19
3.21 Required Shareholder Vote	19
3.22 Related Party Transactions	20
3.23 Properties and Assets	20
3.24 Labor Matters	20
3.25 Insurance	21
3.26 [Intentionally omitted]	21
3.27 State Takeover Statutes	21
3.28 Rights Plan	21
3.29 Pre-Signing Activities	21
3.30 No Knowledge of Breach	22

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF MERGER SUB AND PARENT	22
4.01 Organization and Qualification	22
4.02 Charter Documents and Bylaws	22
4.03 Authority Relative to this Agreement	22
4.04 No Violation; Required Filings and Consents	22
4.05 Litigation	23
4.06 Brokers	23
4.07 Financial Capability	23
4.08 No Business Activities	23
4.09 Information in Proxy Statement	23
4.10 No Knowledge of Breach	24

ARTICLE 5 COVENANTS	24
5.01 Interim Operations	24
5.02 Shareholders’ Meeting	28
5.03 Filings and Consents	29
5.04 Access to Information	29
5.05 Notification of Certain Matters	30
5.06 Public Announcements	30
5.07 Indemnification; Directors’ and Officers’ Insurance	31
5.08 Further Assurances; Reasonable Efforts	32
5.09 Solicitation	32
5.10 Third Party Confidentiality/Standstill Agreements	35
5.11 SEC Reports	35
5.12 Delisting	35
5.13 Cooperation with Financing	35
5.14 Shareholder Litigation	36
5.15 Conveyance Taxes	36
5.16 Special Meeting	36
5.17 State Takeover Laws	36
5.18 Employee Benefit Plan Matters	36
5.19 Warren Charitable Contributions	37

ARTICLE 6 CONDITIONS TO CONSUMMATION OF THE MERGER	37
6.01 Conditions to the Obligations of Each Party	37
6.02 Conditions to Obligations of Merger Sub and Parent	37
6.03 Conditions to Obligations of the Company	38

ARTICLE 7 TERMINATION	39
7.01 Termination by Mutual Consent	39
7.02 Termination by Merger Sub, Parent or the Company	39
7.03 Termination by Merger Sub and Parent	40
7.04 Termination by the Company	40
7.05 Effect of Termination	40

ARTICLE 8 MISCELLANEOUS	41
8.01 Payment of Fees and Expenses	41
8.02 Survival	42
8.03 Modification or Amendment	42
8.04 Entire Agreement; Assignment	42

ii

8.05 Validity	42
8.06 Notices	42
8.07 Governing Law; Submission to Jurisdiction; Waiver	43
8.08 Descriptive Headings	44
8.09 Counterparts	44
8.10 Certain Definitions	44
8.11 Specific Performance	44
8.12 Company Disclosure Schedule	45
8.13 Extension; Waiver	45
8.14 Third-Party Beneficiaries	45
8.15 Severability	45

iii

Exhibits

Exhibit 1.02	Form of Certificate of Merger

Exhibit 1.04(a)	Form of Certificate of Incorporation of the Surviving Corporation

Exhibit 2.02(c)	Form of the Cash-Pay Option Holder Written Acknowledgment

AGREEMENT AND PLAN OF MERGER
          THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of January 23, 2007, is entered into by and among Blair Corporation, a Delaware corporation (the “Company”), BLR Acquisition Corp., a Delaware corporation (“Merger Sub”), and Appleseed’s Topco, Inc., a Delaware corporation (“Parent”). Merger Sub is a wholly owned direct or indirect subsidiary of Parent.
RECITALS
          WHEREAS, the respective Boards of Directors of the Company (the “Company Board”), Parent and Merger Sub have determined it to be advisable and in the best interests of their respective stockholders for Parent to acquire the Company by means of the merger of Merger Sub with and into the Company, on the terms and subject to the conditions set forth in this Agreement;
          WHEREAS, the Company Board and the Board of Directors of each of Parent and Merger Sub has approved and declared advisable this Agreement, including all the terms and conditions set forth herein, and all the transactions contemplated hereby, including the Merger (as defined below) (collectively, the “Transactions”); and
          WHEREAS, each of the Company, Parent and Merger Sub desires to make certain representations, warranties, covenants and agreements in connection with the Transactions and also to prescribe various conditions to the consummation thereof;
          NOW, THEREFORE, in consideration of the Recitals and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:
ARTICLE 1
THE MERGER
     1.01 The Merger. At the Effective Time (as defined in Section 1.02), subject to the terms and conditions of this Agreement and in accordance with the provisions of the Delaware General Corporation Law (“DGCL”), Merger Sub shall be merged (the “Merger”) with and into the Company. Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (sometimes hereinafter referred to as the “Surviving Corporation”) and shall continue to be governed by the laws of the State of Delaware.
     1.02 Effective Time. On the Closing Date (as defined in Section 1.08), subject to the terms and conditions of this Agreement and provided that this Agreement has not been terminated or abandoned pursuant to Article 7 hereof, the Company and Merger Sub will cause a Certificate of Merger in the form attached hereto as Exhibit 1.02 (the “Certificate of Merger”) to be duly executed, acknowledged and filed, in the manner required by the DGCL, with the Secretary of State of the State of Delaware, and the parties shall take such other and further actions as may be required by Law to make the Merger effective. The Merger shall become effective at the time that the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or such later time as is agreed upon by the parties hereto and specified in the Certificate of Merger, such time being referred to herein as the “Effective Time.”
     1.03 Effects of the Merger. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and the Merger Sub shall vest in the Surviving

Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and the Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.
     1.04 Certificate of Incorporation and Bylaws of the Surviving Corporation.
          (a) The Certificate of Incorporation of the Company shall be amended in the Merger to read in its entirety as set forth as Exhibit 1.04(a) attached hereto and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and hereof and applicable Law.
          (b) The Bylaws of Merger Sub in effect at the Effective Time shall be the Bylaws of the Surviving Corporation, until amended in accordance with the provisions thereof and hereof and applicable Law.
     1.05 Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal in accordance with applicable Law and the Surviving Corporation’s Certificate of Incorporation and Bylaws.
     1.06 Officers. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.
     1.07 Name. The name of the Surviving Corporation shall be “Blair Corporation.”
     1.08 Closing. Subject to the conditions contained in this Agreement, the closing of the Merger (the “Closing”) shall take place (i) at the offices of Kirkland & Ellis LLP, 200 East Randolph Drive, Chicago, IL 60601, as promptly as practicable, but in no event later than the third business day following the satisfaction (or waiver if permissible) of the conditions set forth in Article 6 or (ii) at such other place and time and/or on such other date as the Company and Merger Sub may agree in writing. The date on which the Closing occurs is hereinafter referred to as the “Closing Date.”
     1.09 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company or Merger Sub, or (b) otherwise carry out the provisions of this Agreement, the Company and its proper officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments and assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the proper officers and directors of the Surviving Corporation are authorized in the name of the Company or otherwise to take any and all such action.
ARTICLE 2
EFFECT OF THE MERGER ON THE CAPITAL STOCK
OF THE COMPANY AND MERGER SUB
     2.01 Effect on Shares of Capital Stock.

          (a) Common Shares of the Company. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Company common stock, no par value per share (“Common Shares”), the Company or Merger Sub, each Common Share that is issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and Common Shares referenced in Section 2.01(b)) shall be canceled and extinguished and converted into the right to receive $42.50 in cash (the “Merger Consideration”), payable to the holder thereof, without interest or dividends thereon, less any applicable withholding of taxes, in the manner provided in Section 2.03. All such Common Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and each holder of a certificate or certificates representing any such Common Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, as specified in the preceding sentence.
          (b) Cancellation of Certain Common Shares. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Common Shares, the Company or Merger Sub, each Common Share that is owned by the Company or any wholly owned subsidiary as treasury stock or otherwise or owned by Parent or Merger Sub immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.
          (c) Capital Stock of Merger Sub. As of the Effective Time, each share of common stock, par value $.01 per share, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder, the Company or Merger Sub, be converted into one validly issued, fully paid and non-assessable share of common stock, par value $.01 per share, of the Surviving Corporation (“Surviving Corporation Common Stock”). Each certificate that, immediately prior to the Effective Time, represented issued and outstanding shares of Merger Sub capital stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the shares of the Surviving Corporation capital stock into which such shares have been converted pursuant to the terms hereof; provided, however, that the record holder thereof shall receive, upon surrender of any such certificate, a certificate representing the shares of Surviving Corporation capital stock into which the shares of Merger Sub capital stock formerly represented thereby shall have been converted pursuant to the terms hereof.
          (d) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any Common Shares issued and outstanding immediately prior to the Effective Time and held by a holder (a “Dissenting Shareholder”) who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded appraisal for such Common Shares in accordance with the DGCL (“Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration at the Effective Time in accordance with Section 2.01(a) hereof, but shall represent and become the right to receive such consideration as may be determined to be due to such Dissenting Shareholder pursuant to the laws of the State of Delaware, unless and until such holder fails to perfect or withdraws or otherwise loses such holder’s right to appraisal and payment under the DGCL. If, after the Effective Time, such holder fails to perfect or withdraws or otherwise loses such holder’s right to appraisal, such former Dissenting Shares held by such holder shall be treated as if they had been converted as of the Effective Time into a right to receive, upon surrender as provided above, the Merger Consideration, without any interest or dividends thereon, in accordance with Section 2.01(a). The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Common Shares, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

     2.02 Options; Restricted Stock; Stock Plans.
          (a) For purposes of this Agreement, the term “Option” means each outstanding unexercised option to purchase Common Shares, whether or not then vested or fully exercisable, granted to any current or former employee or director of the Company or any subsidiary of the Company or any other person under any stock option plan or similar plan of the Company or in connection with any employment, consulting or other agreement with the Company or any subsidiary of the Company prior to the date hereof (including, without limitation, the Company’s 2000 Omnibus Stock Plan (the “Stock Plans”)).
          (b) As part of the Transactions, the Company shall take all actions necessary so that at the Effective Time, (i) all Options shall be canceled and (ii) all Cash-Pay Options (as defined below) shall become immediately vested and exercisable in full. In consideration of such cancellation, each holder of any Option with an exercise price per Common Share less than the Merger Consideration (each, a “Cash-Pay Option”) will receive from the Company in settlement of such Cash-Pay Option at the Closing a cash payment, subject to any required withholding of taxes, equal to the product of (i) the total number of Common Shares otherwise issuable upon exercise of any such Cash-Pay Option and (ii) the excess, if any, of the Merger Consideration per Common Share less the applicable exercise price per Common Share otherwise issuable upon exercise of such Cash-Pay Option (the “Cash-Pay Option Consideration”). Each Option that has a exercise price per Common Share equal to or in excess of the Merger Consideration shall be canceled at the Effective Time for no consideration.
          (c) The Company shall use its reasonable best efforts to obtain the written acknowledgement of each holder of a then outstanding Cash-Pay Option that (i) the payment of the Cash-Pay Option Consideration will satisfy in full the Company’s obligation to such person pursuant to such Cash-Pay Option and (ii) upon payment of the Cash-Pay Option Consideration, such Cash-Pay Option held by such holder shall, without any action on the part of the Company or the holder, be deemed terminated, canceled, void and of no further force and effect as between the Company and the holder and neither party shall have any further rights or obligations with respect thereto. The form of the written acknowledgment to be provided to the Company to each holder of a Cash-Pay Option is attached hereto as Exhibit 2.02(c).
          (d) As of the Effective Time, each share of restricted Common Shares which was issued pursuant to the Stock Plans prior to the date hereof, whether in book-entry or certificated form, shall become fully vested and shall be converted into, and shall be canceled in exchange for, the right to receive the Merger Consideration, plus any “gross-up” for income taxes payable on account of such acceleration of the vesting of such restricted Common Shares as provided in each such holder’s restricted stock award agreement as in effect as of the date hereof.
          (e) Except as otherwise provided herein or agreed to in writing by Merger Sub and the Company or as may be necessary to administer Options or restricted Common Shares issued under the Stock Plans that remain outstanding following the Effective Time, the Stock Plans shall terminate effective as of the Effective Time and no participant in the Stock Plans shall thereafter be granted any rights thereunder to acquire any equity securities of the Company, the Surviving Corporation, Parent or any subsidiary of any of the foregoing.
          (f) The Company covenants that prior to the Effective Time it will take all actions necessary under that certain SEC no-action letter, dated January 12, 1999, to Skadden, Arps, Slate, Meagher & Flom, to provide that the cancellation and cash-out and conversion of Cash-Pay Options pursuant to this Section 2.02 will qualify for exemption under Rule 16b-3(d) or (e), as applicable, under the Exchange Act.

     2.03 Payment for Common Shares in the Merger.
          (a) At or prior to the Effective Time, (i) Merger Sub shall appoint a commercial bank or trust company reasonably acceptable to the Company to act as exchange and paying agent, registrar and transfer agent (the “Agent”) for the purpose of exchanging certificates representing, immediately prior to the Effective Time, Common Shares for the aggregate Merger Consideration, and (ii) Merger Sub shall deposit, or Merger Sub shall otherwise take all steps necessary to cause to be deposited, in trust with the Agent for the benefit of the holders of Common Shares, cash in an aggregate amount equal to the product of (x) the number of Common Shares issued and outstanding immediately prior to the Effective Time and entitled to receive the Merger Consideration in accordance with Section 2.01(a) and (y) the Merger Consideration (such aggregate amount being hereinafter referred to as the “Payment Fund”). For purposes of determining the aggregate amount of cash to be deposited by Merger Sub pursuant to this Section 2.03(a), Merger Sub shall assume that no holder of Common Shares will perfect their right to appraisal of their Common Shares under the DGCL.
          (b) Promptly after the Effective Time, but in no event more than three business days thereafter, the Surviving Corporation shall cause the Agent to mail to each record holder of a certificate or certificates (the “Certificates”) that immediately prior to the Effective Time represented Common Shares (i) a notice of the effectiveness of the Merger, (ii) a form letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Agent, which shall be in a form and contain such other provisions as Parent and the Company may determine necessary, and (iii) instructions for use in surrendering such Certificates and receiving the Merger Consideration in respect thereof to which such holder is entitled under this Agreement.
          (c) Upon surrender to the Agent of a Certificate, together with such letter of transmittal duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor, in the case of Common Shares (other than Common Shares to be canceled pursuant to Section 2.01(b)), cash (due and payable to such holder, at its election, in check or immediately available funds) in an amount equal to the product of (i) the number of Common Shares formerly represented by such Certificate and (ii) the Merger Consideration. No interest or dividends will be paid or accrued on the Merger Consideration. If the Merger Consideration is to be delivered in the name of a person other than the person in whose name the Certificate surrendered is registered in the stock transfer records of the Company, it shall be a condition of such delivery that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such delivery shall pay any transfer or other taxes required by reason of such delivery to a person other than the registered holder of the Certificate, or that such person shall establish to the reasonable satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.03, each Certificate (other than Certificates representing Dissenting Shares or Common Shares to be canceled pursuant to Section 2.01(b)) shall represent, for all purposes, only the right to receive an amount in cash equal to the Merger Consideration multiplied by the number of Common Shares formerly evidenced by such Certificate without any interest or dividends thereon. The Payment Fund shall be used as provided herein and shall not be used for any other purpose.
          (d) The consideration issued upon the surrender of Certificates in accordance with this Agreement shall be deemed to have been issued in full satisfaction of all rights pertaining to such Common Shares formerly represented thereby. After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any Common Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged as provided in this Article 2.

          (e) Any portion of the Payment Fund (including any amounts that may be payable to the former shareholders of the Company in accordance with the terms of this Agreement) which remains unclaimed by the former shareholders of the Company upon the 180th day immediately following the Closing Date shall be returned to the Surviving Corporation, upon demand, and any former shareholders of the Company who have not theretofore complied with this Article 2 shall, subject to Section 2.03(f), thereafter look only to the Surviving Corporation only as general unsecured creditors thereof for payment of any Merger Consideration, without any interest or dividends thereon, that may be payable in respect of each Common Share held by such shareholders. Following the Closing, the Agent shall retain the right to invest and reinvest the Payment Fund on behalf of the Surviving Corporation in securities listed or guaranteed by the United States government or certificates of deposit of commercial banks that have, or are members of a group of commercial banks that has, consolidated total assets of not less than $500,000,000 and the Surviving Corporation shall receive the interest earned thereon.
          (f) None of Merger Sub, the Company or Agent shall be liable to a holder of Certificates or any other person in respect of any cash or other consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates shall not have been surrendered upon the seventh anniversary of the Closing Date (or immediately prior to such earlier date on which any Merger Consideration, dividends (whether in cash, stock or property) or other distributions with respect to Common Shares in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.06(b)) any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interests of any person previously entitled thereto.
          (g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit (in form and substance acceptable to the Surviving Corporation) of that fact by the person (who shall be the record owner of such Certificate) claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation, the posting by such person of a bond in such amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.
          (h) Required Withholding. Each of the Agent, Merger Sub, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Common Shares or Cash-Pay Options pursuant to this Agreement such amounts as may be required to be deducted or withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable provision of state, local or foreign tax law or regulation thereunder. To the extent that amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
          Except as set forth in the disclosure schedule (the section numbers of which shall correspond to the numbered Sections of this Agreement) (i) with respect to Section 3.03(a), Section 3.09(k), the last sentence of Section 3.10, Section 3.20, Section 3.29 and Section 5.01(b) hereof, which schedules have been delivered by the Company to Merger Sub and Parent prior to the execution of this Agreement (and which will not be amended or modified, by delivery of the Deferred Schedules or otherwise) and (ii) the balance of the disclosure schedules called for by this Agreement (noted in this

Agreement by the words “except as set forth in the Company Disclosure Schedule” or words of similar meaning), which will be prepared in good faith and delivered by the Company to Parent no later than the tenth business day immediately following the date of this Agreement (the “Deferred Schedules, and collectively with the schedules described in clause (i) above, the “Company Disclosure Schedule”; it being agreed that the Company shall describe in reasonable detail the facts, events and occurrences required to be disclosed on the Deferred Schedules, that the Company and Parent will resolve in good faith any disputes regarding the information and/or level of detail disclosed on the Deferred Schedules, and it is further agreed by each of the parties hereto that delivery of the Deferred Schedules shall be deemed to be given on the date hereof and shall not limit, impair or modify Parent and Merger Sub’s right to terminate this Agreement if the condition set forth in Section 6.02(c) shall not have been satisfied), the Company represents and warrants to each of Merger Sub and Parent that:
     3.01 Organization and Qualification. The Company and each of its subsidiaries is a corporation or limited liability company, as the case may be, duly organized or formed, as the case may be, validly existing and in good standing under the laws of its state or jurisdiction of incorporation or formation, as the case may be, and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be in good standing or to have such approvals would not, individually or in the aggregate, have a Company Material Adverse Effect (as defined below). The Company and each of its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. As used in this Agreement, the term “Company Material Adverse Effect” means any fact, event, circumstance or effect that (i) is material and adverse to the business, the financial condition or results of operations of the Company and its subsidiaries, taken as a whole, other than any Excluded Matters or (ii) prevents or materially delays the ability of the Company and its subsidiaries to perform in all material respects their obligations under this Agreement or to consummate the Transactions in accordance with the terms hereof. As used in this Agreement, “Excluded Matters” means any one or more of the following: (i) changes in laws, rules or regulations of general applicability or interpretations thereof by Governmental Authorities, (ii) changes in United States generally accepted accounting principles, (iii) general changes in economic conditions or general changes in the industry in which the Company operates generally which do not have a disproportionate effect on the Company and its subsidiaries taken as a whole, (iv) a change in the market price or trading volume of the Common Shares, in and of itself, provided that a change in the market price or trading volume of the Common Shares may be used, as applicable, as evidence that some other effect, circumstance, event, fact, transaction or occurrence has had, or is reasonably likely to have, a Company Material Adverse Effect, (v) expenses incurred in connection with the Transactions which are permitted pursuant to Section 5.01 of this Agreement, (vi) the payment of any amounts due and payable, or the provision of any benefits to, any officer or employee of the Company or its subsidiaries under employment, change-in-control or severance agreements with respect to any such contractual agreement or arrangement as in effect as of the date hereof or any payments made to holders of Options disclosed in Section 3.03(a) hereof, (vii) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, or (viii) with respect to the Company, as a result of any action or omission taken with the prior written consent of Merger Sub and Parent or as otherwise expressly permitted by this Agreement.
     3.02 Charter Documents and Bylaws. A complete and correct copy of the certificate of incorporation and the bylaws of the Company in full force and effect as of the date hereof has been filed by the Company with the SEC Reports (as defined below). The Company is not in violation of any of the provisions of its certificate of incorporation or bylaws. No subsidiary of the Company is in violation of any of the provisions of its certificate of incorporation or bylaws (or equivalent organizational documents).
     3.03 Capitalization.
          (a) The authorized capital stock of the Company consists of 12,000,000 Common Shares. As of the date of this Agreement, (i) 3,990,093 Common Shares were issued and outstanding (including 138,501 unvested restricted Common Shares issued pursuant to the Stock Plans), (ii) 750,000 Common Shares were reserved for issuance pursuant to the Stock Plans, of which 94,588 Common Shares are subject to outstanding Options (all of which are Cash-Pay Options) and (iii) 6,085,347 Common Shares were held by the Company in its treasury. The weighted average exercise price for the aforementioned Cash-Pay Options is $21.89. Except as set forth in this Section 3.03(a), there are not now, and at the Effective Time there will not be, any options, warrants, calls, subscriptions, or other rights, or other agreements or commitments of any character (including, without limitation, any “poison pill” or rights agreement or similar agreement) relating to the issued or unissued capital stock of the Company or obligating the Company to issue, transfer or sell any shares of capital stock of, or other equity interests in, the Company or any subsidiary of the Company. The Company Disclosure Schedule sets forth the name of each holder of an Option, together with the grant date, vesting schedule, exercise price and number of Common Shares issuable upon exercise of each such Option. All Common Shares subject to such Options, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All issued and outstanding Common Shares are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All of the outstanding shares of capital stock of, or other equity interests in, each subsidiary of the Company have been duly authorized and validly issued and are fully paid and non-assessable and, are owned by either the Company or another of its wholly-owned subsidiaries, free and clear of all liens, charges, claims or encumbrances. There are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, the Company or any subsidiary of the Company.
          (b) Except as otherwise disclosed in SEC Reports, there are no shareholders agreements, voting trusts or other agreements or understandings relating to voting or disposition of any shares of capital stock of the Company or granting to any person or group of persons the right to elect, or to designate or nominate for election, a director to the Company Board.
     3.04 Authority Relative to this Agreement. The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and subject to the adoption of this Agreement by the holders of a majority of the outstanding Common Shares entitled to vote thereon, to consummate the Merger and the other Transactions. The execution and delivery of this Agreement and the consummation of the Merger and the other Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize the Company’s execution and delivery of this Agreement or to consummate the Transactions (other than the adoption of this Agreement by the holders of a majority of the outstanding Common Shares entitled to vote thereon). This Agreement has been duly and validly executed and delivered by the Company, and (assuming this Agreement constitutes a valid and binding obligation of Merger Sub and Parent) constitutes and will constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and to general principles of equity. The only action required to be taken by the shareholders of the Company in order to consummate the Merger is the adoption of this Agreement by the affirmative vote of a majority of the outstanding Common Shares entitled to vote thereon.
     3.05 Company Subsidiaries. The Company Disclosure Schedule contains a correct and complete list of each subsidiary of the Company, the name and location of the business owned or operated by each such subsidiary and the jurisdiction in which each such subsidiary is incorporated or organized. The Company Disclosure Schedule sets forth for each subsidiary of the Company: (i) its authorized capital stock or share capital; (ii) the number of issued and outstanding shares of capital stock or share capital; and (iii) the holder or holders of such shares. Except for the capital stock of its subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any Person. No subsidiary of the Company owns, directly or indirectly, any capital stock or other ownership interest in any Person, except for the capital stock and/or other ownership interest in another wholly-owned subsidiary of the Company.
     3.06 No Violation; Required Filings and Consents.
          (a) The execution and delivery by the Company of this Agreement does not, and the performance of this Agreement by the Company and the consummation of the Transactions will not, (i) conflict with or violate any provision of the Company’s certificate of incorporation or bylaws or conflict with or violate any provision of the certificate of incorporation or bylaws or equivalent organization documents of any subsidiary of the Company, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.06(b) have been obtained and all filings and obligations described in Section 3.06(b) have been made or complied with, conflict with or violate any foreign or domestic (federal, state or local) law, statute, ordinance, rule, regulation, permit, license, injunction, writ, judgment, decree or order (each, a “Law” and, collectively, “Laws”) applicable to the Company or any of its subsidiaries or by which any asset of the Company or any of its subsidiaries is bound or affected, (iii) except as set forth in the Company Disclosure Schedule, conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or require any payment under, or give rise to a loss of any benefit to which the Company or any subsidiary of the Company is entitled under any provision of any contract, instrument, permit, concession, franchise, license, loan or credit agreement, note, bond, mortgage, indenture, lease or other property agreement, partnership or joint venture agreement or other legally binding agreement, whether oral or written, applicable to the Company or any such subsidiary or their respective properties or assets (each, a “Contract” and, collectively, “Contracts”) or (iv) result in the creation or imposition of a lien, claim, security interest or other charge, title imperfection or encumbrance (each, a “Lien” and, collectively, “Liens”) on any asset of the Company or any subsidiary of the Company, except in the case of clauses (ii), (iii) and (iv) of this Section 3.06(a), to the extent that any such conflict, violation, breach, default, right, loss or Lien would not, individually or in the aggregate, have a Company Material Adverse Effect.
          (b) The execution and delivery by the Company of this Agreement does not, and the performance of this Agreement and the consummation by the Company of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or quasi-governmental agency, department, bureau, office, commission or other unit of the government of the United States of America or of any of its respective States or local units of government thereof, or of a foreign sovereign or of a provincial, regional or metropolitan government thereof (“Governmental Entity”), except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Securities Act of 1933, as amended (the “Securities Act”), the American Stock Exchange (“AmEx”), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the rules and regulations thereunder, any required filings pursuant to applicable foreign competition Laws and filing and recordation of appropriate documents for the Merger as required by the DGCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a Company Material Adverse Effect.
     3.07 SEC Reports and Financial Statements.
          (a) The Company has filed all forms, reports, statements, schedules and other documents (the “SEC Reports”) with the Securities and Exchange Commission (the “SEC”) required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder. The SEC Reports, as well as all forms, reports, statements, schedules and other documents to be filed by the Company with the SEC after the date hereof and prior to the Effective Time (the “Future SEC Reports”), (i) were and will be prepared in all material respects as to form in accordance with the requirements of the Securities Act, the Exchange Act and the published rules and regulations of the SEC thereunder, each as applicable to such SEC Reports and such later filed Future SEC Reports and (ii) did not and will not as of the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were and will be made, not misleading. No subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act. As of the date hereof, there are no material unresolved comments issued by the staff of the SEC with respect to any of the SEC Reports.
          (b) Each of the consolidated financial statements (including, in each case, any notes thereto) of the Company included in the SEC Reports or any Future SEC Report has been, and in the case of any Future SEC Report will be, prepared in all material respects in accordance with the published rules and regulations of the SEC (including Regulation S-X) and in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as otherwise stated in such financial statements, including the related notes) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise set forth in the notes thereto (subject, in the case of unaudited statements, to normal and recurring year-end adjustments, none of which is material, individually or in the aggregate).
          (c) The management of the Company (i) maintains disclosure controls and procedures and internal control over financial reporting required by Rule 13a-15 under the Exchange Act to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to the management of the Company by others within those entities, and (ii) has disclosed, based on its most recent evaluation, to the Company’s auditors and the audit committee of the Company Board (A) all significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.
          (d) As of the date of the most recent unaudited financial statements of the Company included in the SEC Reports, neither the Company nor any of its subsidiaries had, and since such date neither the Company nor any of its subsidiaries has incurred, any liabilities or obligations of any nature (whether accrued, absolute, contingent, determinable or otherwise), except (i) liabilities and obligations set forth on the face of the balance sheet included in the most recent audited financial statements of the Company included in the SEC Reports, (ii) liabilities and obligations incurred in the ordinary and usual course of business and consistent with past practice, (iii) liabilities and obligations for expenses incurred in connection with the Transactions which are permitted pursuant to Section 5.01 of this Agreement or

(iv) liabilities and obligations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
          (e) Except as disclosed in the SEC Reports or as otherwise disclosed in the Company Disclosure Schedule, none of the Company or any of its subsidiaries is indebted to any director or officer of the Company or any director or officer of its subsidiaries (except for amounts due as normal salaries and bonuses or in reimbursement of ordinary business expenses and directors’ fees) and no such person is indebted to the Company or any of its subsidiaries, and there have been no other transactions of the type required to be disclosed pursuant to Items 402 or 404 of Regulation S-K promulgated by the SEC.
          (f) There are no amendments or modifications which have not yet been filed with the SEC to SEC Reports which previously have been filed by the Company with the SEC pursuant to the Securities Act and the rules and regulations promulgated thereunder or the Exchange Act and the rules and regulations promulgated thereunder.
     3.08 Compliance with Applicable Laws. Except as set forth on the Company Disclosure Schedule, to the knowledge of the Company, (i) neither the Company nor any of its subsidiaries is in material violation of any Order (as defined in Section 6.01(b)) of any Governmental Entity or any Law of any Governmental Entity applicable to the Company or any subsidiary of the Company or any of their respective properties or assets and (ii) the business operations of the Company and its subsidiaries have been conducted in material compliance with all Laws of each Governmental Entity.
     3.09 Absence of Certain Changes or Events. Except as set forth in the Company Disclosure Schedule or as contemplated by this Agreement or as disclosed in the SEC Reports filed on or prior to the date hereof, since September 30, 2006 or such other date as may be specified below, the Company and its subsidiaries have conducted their businesses only in the ordinary course of business and in a manner consistent with past practice and there has not been:
          (a) any change in any method of accounting or accounting practice by the Company or any of its subsidiaries, except for any such change required by reason of a concurrent change in United States generally accepted accounting principles;
          (b) any revaluation by the Company or any of its subsidiaries of a material asset (including, without limitation, any writing down of the value of inventory or writing-off of notes or accounts receivable);
          (c) any transaction or commitment made, or any contract or agreement entered into, by the Company or any of its subsidiaries relating to its assets or business (including, without limitation, the acquisition, disposition, leasing or licensing of any tangible or intangible assets) or any relinquishment by the Company or any of its subsidiaries of any contract or other right, in either case, material to the Company and its subsidiaries taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practice and those contemplated by this Agreement;
          (d) any declaration, setting aside or payment of any dividend (whether in cash, stock or property) or other distribution in respect of the Company’s capital stock or any redemption, purchase or other acquisition of any of the Company’s securities (other than (A) regular quarterly dividends paid by the Company to stockholders prior to the date of this Agreement and (B) dividends declared or paid by any subsidiary to the Company or by the Company to any subsidiary);

          (e) any split, combination or reclassification of any of the Company’s capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;
          (f) any amendment of any material term of any outstanding security of the Company or any of its subsidiaries;
          (g) any issuance by the Company or any of its subsidiaries of any notes, bonds or other debt securities or any capital stock or other equity securities or any securities convertible, exchangeable or exercisable into any capital stock or other equity securities, except for the issuance of any Common Shares pursuant to the exercise of any Options in existence prior to the date hereof;
          (h) any incurrence, assumption or guarantee by the Company or any of its subsidiaries of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices;
          (i) any creation or assumption by the Company or any of its subsidiaries of any Lien on any material asset(s) (alone or in the aggregate) other than in the ordinary course of business consistent with past practice;
          (j) any making of any loan, advance or capital contributions to or investment in any entity or person other than loans, advances or capital contributions to or investments in wholly-owned subsidiaries made in the ordinary course of business consistent with past practice;
          (k) since December 31, 2005, any event, change, circumstance or state of facts that has had or is reasonably likely to have a Company Material Adverse Effect;
          (l) any material increase in the benefits under, or the establishment, material amendment or termination of, any Benefit Plan (as defined in Section 3.13(b)) covering current or former employees, officers or directors of the Company or any of its subsidiaries, or any material increase in the compensation payable or to become payable to or any other material change in the employment terms for any current or former directors or officers of the Company or any of its subsidiaries or any other current or former employee earning noncontingent cash compensation in excess of $150,000 per year;
          (m) any entry by the Company or any of its subsidiaries into any employment, consulting, severance, termination or indemnification agreement with any current or former director or officer of the Company or any of its subsidiaries or entry into any such agreement with any person for a noncontingent cash amount in excess of $150,000 per year or outside the ordinary course of business consistent with past practice;
          (n) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its subsidiaries, which employees were not subject to a collective bargaining agreement at September 30, 2006 or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees; or
          (o) any authorization of, or agreement by the Company or any of its subsidiaries to take, any of the actions described in this Section 3.09, except as expressly contemplated by this Agreement.

     3.10 Change of Control. Except as set forth in the Company Disclosure Schedule, the Transactions will not constitute a “change of control” under, require the consent from or the giving of notice to a third party pursuant to, permit a third party to terminate or accelerate vesting or repurchase rights, or create any other detriment under the terms, conditions or provisions of any Contract or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound. The Company Disclosure Schedule sets forth the amount of any compensation or remuneration of any kind or nature which is or may become payable to any current or former employee, officer or director of the Company or any of its subsidiaries, in whole or in part, by reason of the execution and delivery of this Agreement or the consummation of the Transactions (the “Change of Control Payments”).
     3.11 Litigation. Except as set forth in the Company Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, at law or in equity. Except as set forth in the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree.
     3.12 Information in Proxy Statement.
          (a) Each document required to be filed by the Company with the SEC in connection with the Transactions (the “Company Disclosure Documents”), including, without limitation, the proxy or information statement of the Company containing information required by Regulation 14A under the Exchange Act, and, if applicable, Rule 13e-3 and Schedule 13E-3 under the Exchange Act (together with all amendments and supplements thereto, the “Proxy Statement”), to be filed with the SEC in connection with the Merger, will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act. The representations and warranties contained in this Section 3.12(a) will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by Merger Sub or Parent specifically for use therein.
          (b) At the time the Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company and at the time such shareholders vote on adoption of this Agreement, the Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. At the time of the filing of any Company Disclosure Document other than the Proxy Statement and at the time of any distribution thereof, such Company Disclosure Document will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.12(b) will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by Merger Sub or Parent specifically for use therein.
     3.13 Benefit Plans.
          (a) Except as disclosed in the Company Disclosure Schedule or as expressly contemplated by this Agreement, there exist no employment, consulting, severance or termination agreements, arrangements or understandings between the Company or any of its subsidiaries and any individual current or former employee, officer or director of the Company or any of its subsidiaries with respect to which the annual cash, noncontingent payments thereunder exceed $100,000 or where the contingent and noncontingent annual compensation is reasonably likely to exceed $150,000.

          (b) The Company Disclosure Schedule contains a complete list of all (i) “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (collectively, the “Pension Plans”), including any such Pension Plans that are “multiemployer plans” (as such term is defined in Section 4001(a)(3) of ERISA) (collectively, the “Multiemployer Pension Plans”), (ii) “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) and all other benefit plans and (iii) other bonus, deferred compensation, severance pay, pension, profit-sharing, retirement, insurance, stock purchase, stock option, or other fringe benefit plan, arrangement or practice maintained, or contributed to, by the Company or any of its subsidiaries for the benefit of any current or former employees, officers or directors of the Company or any of its subsidiaries or with respect to which the Company has any liability (collectively, the “Benefit Plans”). Concurrently with the delivery of the Deferred Schedules, the Company shall deliver or make available to Merger Sub correct and complete copies of (i) each Benefit Plan, (ii) the three most recent annual reports on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan, (iii) the most recent summary plan description for each Benefit Plan for which such summary plan description is required and (iv) each trust agreement and group annuity contract relating to any Benefit Plan.
          (c) Except as disclosed in the Company Disclosure Schedule, all Pension Plans intended to be qualified plans have been the subject of favorable determination letters from the Internal Revenue Service to the effect that such Pension Plans are qualified and exempt from Federal income taxes under Section 401(a) and 501(a), respectively, of the Code (taking into account the Laws commonly referred to as “GUST”), and no such determination letter has been revoked. To the knowledge of the Company, there is no reasonable basis for the revocation of any such determination letter.
          (d) None of the Benefit Plans is, and none of the Company or any of its subsidiaries has ever maintained or had an obligation to contribute to (i) a “single employer plan” (as such term is defined in Section 4001(a)(15) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, (ii) a “multiple employer plan” (as such term is defined in ERISA) or (iii) a funded welfare benefit plan (as such term is defined in Section 419 of the Code). There are no unpaid contributions, premiums or other payments due prior to the date hereof with respect to any Benefit Plan that are required to have been made under the terms of such Benefit Plan, any related insurance contract or any applicable Law. None of the Company or any of its subsidiaries has incurred any liability or taken any action, and the Company does not have any knowledge of, any action or event that could reasonably be expected to cause any one of them to incur any liability (i) under Section 412 of the Code or Title IV of ERISA with respect to any “single-employer plan” (as such term is defined in Section 4001(a)(15) of ERISA), (ii) on account of a partial or complete withdrawal (as such term is defined in Sections 4203 and 4205 of ERISA, respectively) with respect to any Multiemployer Pension Plan, or (iii) on account of unpaid contributions to any Multiemployer Pension Plan. Except as disclosed in the SEC Reports filed on or prior to the date hereof, neither the Company nor any of its subsidiaries has any unfunded liabilities with respect to any deferred compensation, retirement or other Benefit Plan.
          (e) To the knowledge of the Company, none of the Company nor any of its subsidiaries has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) or any other breach of fiduciary responsibility with respect to any Benefit Plan subject to ERISA that reasonably could be expected to subject the Company or any of its subsidiaries to (i) any material tax or penalty on prohibited transactions imposed by Section 4975 or (ii) any liability under Section 502(i) or Section 502(l) of ERISA. As of the date of this Agreement, except as disclosed in the Company Disclosure Schedule, with respect to any Benefit Plan: (i) no filing, application or other matter is pending with the Internal Revenue Service, the Pension Benefit Guaranty Corporation, the United States Department of Labor or any other governmental body and (ii) there is no action, suit or claim pending, other than routine claims for benefits.

          (f) Except as disclosed in the Company Disclosure Schedule, none of the Company or any of its subsidiaries has any obligation to provide any health benefits or other non-pension benefits to retired or other former employees, except as specifically required by Part 6 of Title I of ERISA (“COBRA”).
     3.14 Taxes.
          (a) Except as set forth in the Company Disclosure Schedule: (i) the Company and each of its subsidiaries has timely filed all federal, state, local and foreign income Tax Returns (as hereinafter defined) required to be filed by it, and all other material Tax Returns required to be filed by it, and each such Tax Return has been prepared in compliance in all material respects with all applicable Laws and is true and correct in all material respects; (ii) the Company and each of its subsidiaries has paid (or the Company has paid on behalf of its subsidiaries) all material Taxes (as hereinafter defined) required to be paid in respect of the periods covered by such returns and has made adequate provision in the Company’s financial statements for payment of all Taxes that have not been paid, whether or not shown as due and payable on any Tax Return, in respect of all taxable periods or portions thereof ending on or before the date hereof; and (iii) neither the Company nor any of its subsidiaries has incurred any material liability for Taxes subsequent to the date of the most recent financial statements contained in the SEC Reports other than in the ordinary course of the Company’s or such subsidiary’s business.
          (b) Except as set forth in the Company Disclosure Schedule: (i) no Tax Return of the Company or any of its subsidiaries is under audit or examination by any taxing authority, and no written notice of such an audit or examination or any other audit or examination with respect to Taxes has been received by the Company or any of its subsidiaries; (ii) each deficiency resulting from any audit or examination relating to Taxes by any taxing authority has been paid, except for deficiencies currently being contested in good faith and for which adequate reserves, as applicable, have been established in the Company’s financial statements in accordance with United States generally accepted accounting principles; (iii) there are no Liens for Taxes upon the assets of the Company or any of its subsidiaries, except statutory Liens arising by operation of law relating to current Taxes not yet due and payable; (iv) all Taxes which the Company or any of its subsidiaries are required by Law to withhold or to collect for payment have been duly withheld and collected; (v) none of the Company or any of its subsidiaries has consented to extend the time in which any Tax may be assessed or collected by any taxing authority; and (vi) to the knowledge of the Company, no written claim has been made by any taxing authority in a jurisdiction where the Company and its subsidiaries do not file Tax Returns that the Company or any of its subsidiaries is or may be subject to taxation in that jurisdiction.
          (c) Except as set forth in Section 3.10 of the Company Disclosure Schedule, there is no Contract or other arrangement, plan or agreement by or with the Company or any of its subsidiaries covering any person that, individually or collectively, could give rise to the payment of any amount by the Company or any of its subsidiaries that would not be deductible by the Company or such subsidiary by reason of Sections 280G or 162(m) of the Code (or any corresponding provision of state, local or foreign Law).
          (d) Concurrently with the delivery of the Deferred Schedules, each of the Company and its subsidiaries will make available to Parent true, correct and complete copies of all examination reports and statements of deficiencies assessed against or agreed to by any of the Company or any of its subsidiaries that have been filed by or submitted to any of the Company or any of its subsidiaries for all taxable years not barred by the statute of limitations.
          (e) Except as set forth in the Company Disclosure Schedule, none of the Company or any of its subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income

Tax Return (other than a group the common parent of which was the Company), (ii) is a party to or bound by any Tax allocation or Tax sharing agreement with any persons or entity other than the Company and its subsidiaries, (iii) has any liability for the Taxes of any Person (other than any of the Company or any of its subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise or (iv) has any material liability for the Taxes of any Person (other than the Company or the subsidiaries of the Company) or in connection with the acquisition, directly or indirectly, of any Person acquired by the Company or any of its subsidiaries.
          (f) Except as set forth in the Company Disclosure Schedule, none of the Company or any of its subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Code Section 481(c) (or any corresponding or similar provision of state, local or foreign income Tax Law); (ii) “closing statement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax Law); (iii) deferred intercompany gain or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax Law); (iv) installment sale made prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.
          (g) None of the Company or any of its subsidiaries has been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section (897)(c)(1)(A)(ii) of the Code.
          (h) As used in this Section 3.14, the terms (i) “Tax” (and, with correlative meaning, “Taxes”) means: (A) any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value added, transfer, stamp or environmental tax, or any other tax of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Entity and (B) any liability of the Company or any of its subsidiaries for payments of a type described in clause (A) as a result of (I) any obligation of the Company or any of its subsidiaries under any tax sharing agreement or tax indemnity agreement or (II) the Company or any of its subsidiaries being a member of an affiliated group (other than one of which the Company is the parent); and (ii) “Tax Return” means any report, return or other information or document required to be supplied to or filed with a taxing authority in connection with Taxes.
     3.15 Intellectual Property.
          (a) Except as set forth in the Company Disclosure Schedule, the Company and each of its subsidiaries own and possess, free and clear of any Liens, or have a valid and enforceable license to use, all material Intellectual Property (as defined below) necessary for the operation of their respective businesses as currently conducted. As used in this Agreement, the term “Intellectual Property” means: (i) registered and unregistered trademarks, service marks, slogans, trade names, corporate domain names, logos and trade dress (including the good will associated with each); (ii) patents, patent applications and invention disclosures; (iii) registered and unregistered copyrights, copyrightable works and mask works, including, but not limited to, copyrights in software and databases; (iv) computer software (including source code, object code, data, databases and related documentation); and (v) inventions (whether patentable or unpatentable and whether or not reduced to practice), improvements thereto, methods, devices, technology, trade secrets, proprietary information, know-how, specifications, flowcharts, blueprints, schematics, protocols, programmer notes, customer and supplier lists, pricing and cost information, business and marketing plans and proposals and all other intellectual property rights of any kind or nature.

          (b) The Company Disclosure Schedule sets forth a complete list of all: (i) patented and registered Intellectual Property, and pending patent applications or applications for registration of Intellectual Property, owned or filed by the Company or any of its subsidiaries; (ii) all trade names, domain names and material unregistered trademarks, service marks and copyrights owned or used by the Company or any of its subsidiaries; and (iii) all agreements pursuant to which the Company or any of its subsidiaries has obtained or granted the right to use any Intellectual Property (other than licenses of mass-marketed software acquired or licensed for a license fee of less than $100,000 per annum) (the items listed in this clause (iii) being collectively referred to herein as “License Agreements”). Except as noted in the Company Disclosure Schedule, the Company and its subsidiaries own and possess all right, title and interest in and to the items listed in clauses (i) and (ii) of the preceding sentence.
          (c) To the Company’s knowledge, neither the Company nor any of its subsidiaries has infringed, misappropriated or otherwise conflicted with and the operation of the Company’s and its subsidiaries’ businesses as currently conducted, does not infringe, misappropriate or otherwise conflict with the Intellectual Property rights of others, and except as set forth in the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has received any notice of infringement or misappropriation of or conflict with asserted Intellectual Property rights of others. Except as set forth in the Company Disclosure Schedule, no claim by any third party contesting the validity, enforceability, use or ownership of any of the material Intellectual Property owned or used by the Company or any of its subsidiaries is currently outstanding or, to the knowledge of the Company, is threatened. To the knowledge of the Company, the material Intellectual Property owned by the Company or any of its subsidiaries has not been infringed or misappropriated by other Persons. All of the material Intellectual Property owned or used by the Company or any of its subsidiaries as of the date hereof will be owned or available for use by the Company or such subsidiary on identical terms and conditions immediately subsequent to the Closing. The Company and each of its subsidiaries has taken all reasonable and necessary actions to maintain and protect its material Intellectual Property.
          (d) Neither the Company nor any of its subsidiaries have done anything to compromise the secrecy, confidentiality, validity, enforceability, ownership or value of any of the material Intellectual Property required to conduct their respective businesses. To the knowledge of the Company, no prior or current employee, officer or consultant of the Company or any of its subsidiaries has asserted any ownership interest in any material Intellectual Property used by the Company or its subsidiaries in the operation of their respective businesses.
     3.16 Licenses and Permits. The Company and its subsidiaries are in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity (“Permits”) necessary for the Company and its subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted except where the failure to be in the possession of any Permit would not, individually or in the aggregate, have a Company Material Adverse Effect. As of the date hereof, all of the Permits are in full force and effect and no violation, suspension or cancellation of any of the Permits is pending or, to the knowledge of the Company, threatened. Except as disclosed in the Company Disclosure Schedule, none of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the Transactions, except for any such termination or impairment that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
     3.17 Material Contracts.
          (a) The Company Disclosure Schedule sets forth a list (as of the date of this Agreement) of (i) each Contract which is likely to involve payment or receipt of annual consideration of more than $250,000, in the aggregate, over the remaining term of such Contract (other than with respect to Contracts with the Company’s merchandise suppliers for purchases of product in the ordinary course of business consistent with past practice), (ii) all Contracts or indentures relating to borrowed money or other indebtedness or the mortgaging, pledging or otherwise placing a Lien on any material asset or material group of assets of the Company or any of its subsidiaries, including the amount of funded indebtedness for borrowed money outstanding as of the date hereof under any such Contract or indenture, other than Contracts relating to indebtedness other than indebtedness for borrowed money in an amount not in excess of $250,000 in the aggregate for all such Contracts and other than indebtedness to the Company’s merchandise suppliers for products purchased in the ordinary course of business, (iii) all joint venture or other similar agreements to which the Company or any of its subsidiaries is a party, (iv) all lease agreements to which the Company or any of its subsidiaries is a party with annual lease payments in excess of $100,000, (v) standby letter of credit obtained by the Company or any of its subsidiaries has in an amount in excess of $500,000 and Contracts under which the Company or any of its subsidiaries has advanced or loaned any other Person or entity an amount in excess of $100,000, (vi) Contracts or groups of related Contracts with the same party or group of parties requiring the payment or receipt of $100,000 or more per year which are not cancelable by the Company on 30 days’ or less notice without premium or penalty or other cost of any kind or nature (other than with respect to Contracts with the Company’s merchandise suppliers for purchases of product in the ordinary course of business consistent with past practice), (vii) warranty agreements with respect to the Company’s or its subsidiaries’ services rendered or products sold or leased, other than pursuant to the Company’s standard warranty, (viii) agreements under which the Company has granted any person or entity registration rights (including, without limitation, demand and piggy-back registration rights), (ix) agreements under which the Company or any of its subsidiaries has granted any right of first refusal or similar right in favor of any third party with respect to any material portion of the Company’s or any of its subsidiary’s properties or assets and (x) Contracts containing non-compete covenants by the Company or any of its subsidiaries (the items described in clauses (i) through (x) hereof, collectively, the “Material Contracts”). The Company has made available to Parent a correct and complete copy of each Material Contract listed in Section 3.17(a) of the Company Disclosure Schedule.
          (b) Except as disclosed in the Company Disclosure Schedule, (i) neither the Company nor any of its subsidiaries, nor, to the Company’s knowledge, any other party, is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Material Contract or License Agreement (as defined in Section 3.15(b)) to which it is a party and (ii) to the Company’s knowledge, there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default. All Contracts to which the Company or any of its subsidiaries is a party, or by which any of their respective assets are bound, are valid and binding, in full force and effect and enforceable against the Company or any such subsidiary, as the case may be, and to the Company’s knowledge, the other parties thereto in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights generally and to the general principles of equity.
          (c) Except as set forth in the Company Disclosure Schedule, no Material Contract or License Agreement will, by its terms, terminate as a result of the Transactions or require any consent from any party thereto in order to remain in full force and effect immediately after the Effective Time.
     3.18 Environmental Laws. Except as disclosed in the Company Disclosure Schedule:
          (a) During the past five years, the Company and its subsidiaries have at all times complied and are in compliance, in all material respects, with all Environmental Laws, which compliance has included obtaining and complying at all times, in all material respects, with all Permits required pursuant to Environmental Laws for the occupation of their facilities and properties and the operation of their respective businesses.

          (b) During the past five years, neither the Company nor any of its subsidiaries has received any notice, report or other information regarding any actual or alleged material violation of, or liability under, Environmental Laws with respect to their past or current operations, properties or facilities.
          (c) None of the following exists at any property or facility owned or operated by the Company and its subsidiaries: (i) underground storage tanks; (ii) asbestos-containing material; (iii) materials or equipment containing polychlorinated biphenyls; or (iv) landfills, surface impoundments, or disposal areas.
          (d) Neither the Company nor any of its subsidiaries have treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, or exposed any Person to, any substance, including any Hazardous Substance, or owned or operated any property or facility (and no such property or facility is contaminated by any Hazardous Substance so as to create a “Recognized Environmental Condition” under ASTM 1527-05) so as to give rise to any current or future liability or corrective or remedial obligation under any Environmental Laws.
          (e) Neither the Company nor any of its subsidiaries have assumed, provided an indemnity with respect to, or otherwise become subject to any material liabilities of any other Person under any Environmental Law.
          (f) Concurrently with the delivery of the Deferred Schedules, the Company shall provide to Parent for review all environmental audits, reports and all other documentation materially bearing on environmental, health or safety liabilities, in each case relating to the past or current properties, facilities or operations of the Company, its subsidiaries, or predecessors, which are in its possession or under its reasonable control.
“Environmental Laws” shall mean, whenever in effect, all Laws, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, workplace health and safety, and pollution or protection of the environment.
“Hazardous Substances” shall mean all materials, substances and wastes defined by or as to which liability or standards of conduct are imposed pursuant to Environmental Laws, including petroleum and any fraction thereof, asbestos, lead and polychlorinated biphenyls.
     3.19 Opinion of Financial Advisor. The Company received the written opinion of Stephens, Inc. to the effect that, as of the date hereof and based upon and subject to the factors and assumptions set forth therein, the consideration to be received by the holders of Common Shares, pursuant to the Merger is fair to the Company’s shareholders from a financial point of view. The Company will deliver a copy of such opinion to Parent promptly following receipt thereof by the Company.
     3.20 Brokers. Except as set forth in the Company Disclosure Schedule, none of the Company, any of its subsidiaries, or any of their respective officers, directors or employees has employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the Transactions.
     3.21 Required Shareholder Vote. The adoption of this Agreement at the Shareholders Meeting (as defined in Section 5.02) by the holders of a majority of the issued and outstanding Common Shares entitled to vote at the Shareholders Meeting (the “Shareholders Approval”) is the only vote of the holders of any class or series of the Company’s securities necessary to adopt and approve this Agreement, the Merger and the other Transactions.

     3.22 Related Party Transactions. Except as set forth in the Company Disclosure Schedule or otherwise disclosed in the SEC Reports, no director, officer, partner, “affiliate” or “associate” (as such terms are defined in Rule 12b-2 under the Exchange Act) of the Company or any of its subsidiaries (or, with respect to clause (a) of this sentence, to the knowledge of the Company, its employees): (a) has borrowed any monies from or has outstanding any indebtedness or other similar obligations to the Company or any of its subsidiaries; (b) owns any direct or indirect interest of any kind in, or is a director, officer, employee, partner, affiliate or associate of, or consultant or lender to, or borrower from, or has the right to participate in the management, operations or profits of, any person or entity which is (i) a competitor, supplier, customer, distributor, lessor, tenant, creditor or debtor of the Company or any of its subsidiaries, (ii) engaged in a business related to the business of the Company or any of its subsidiaries, (iii) participating in any transaction to which the Company or any of its subsidiaries is a party or (iv) otherwise a party to any contract, arrangement or understanding with the Company or any of its subsidiaries.
     3.23 Properties and Assets. To the knowledge of the Company, the Company and its subsidiaries have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of their tangible properties and assets, real and personal, used or held for use in their businesses located on their premises or shown on the consolidated balance sheet of the Company and its subsidiaries as of September 30, 2006 or acquired thereafter, free and clear of any Liens, except (i) as set forth in the Company Disclosure Schedule, (ii) Liens for taxes not yet due and payable for which adequate reserves, as applicable, have been established in the Company’s financial statements in accordance with United States generally accepted accounting principles, and (iii) Liens which do not, individually or in the aggregate, materially interfere with or materially impair the conduct of the business of the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries owns any real property, except as set forth in the Company Disclosure Schedule. The real property listed in the Company Disclosure Schedule constitutes all of the real property owned, used or occupied by the Company or any of its subsidiaries as of the date hereof. The Company’s and each of its subsidiaries’ buildings, equipment and other tangible assets are in good operating condition (normal wear and tear excepted) and are fit for use in the ordinary course of their respective business in all material respects. All leases pursuant to which the Company or any of its subsidiaries lease from others material amounts of real property are in good standing, valid and effective in accordance with their respective terms, and there is not under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default), except where the lack of such good standing, validity and effectiveness or the existence of such default or event of default would not reasonably be expected to have a Company Material Adverse Effect.
     3.24 Labor Matters. Except as set forth in the Company Disclosure Schedule, (a) there is no labor strike, dispute, slowdown, stoppage or lockout actually pending, or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, and during the past three years there has not been any such action, (b) to the knowledge of the Company, no union claims to represent the employees of the Company or any of its subsidiaries, (c) neither the Company nor any of its subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any of its subsidiaries, (d) none of the employees of the Company or any of its subsidiaries is represented by any labor organization and the Company does not have any knowledge of any current union organizing activities among the employees of the Company or any of its subsidiaries, nor is there a question concerning whether representation exists concerning such employees, (e) the Company and its subsidiaries are, and for the past three years have been, in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable Law, (f) there is no unfair labor practice charge or complaint against the Company or any of its subsidiaries pending or, to the knowledge of the Company, threatened before the National Labor Relations Board or any similar state or foreign agency, (g) there is no grievance arising out of any collective bargaining agreement or other grievance procedure, (h) no charges with respect to or relating to the Company or any of its subsidiaries are pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices, (i) neither the Company nor any of its subsidiaries has received notice of the intent of any federal, state, local or foreign agency responsible for the enforcement of labor or employment Laws to conduct an investigation with respect to or relating to the Company or any of its subsidiaries and no such investigation is in progress and (j) there are no complaints, lawsuits or other proceedings pending or, to the knowledge of the Company, threatened in any forum by or on behalf of any present or former employee of the Company or any of its subsidiaries alleging breach of any express or implied contract of employment, any Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship. To the knowledge of the Company, as of the date hereof, no executive officer or other key employee of the Company or any of its subsidiaries is subject to any noncompete, nonsolicitation, nondisclosure, confidentiality, employment, consulting or similar agreement relating to, affecting or in conflict with the present business activities of the Company and its subsidiaries, except agreements between the Company or any subsidiary of the Company and its present and former officers and employees.
     3.25 Insurance. Except as set forth in the Company Disclosure Schedule, the Company and each of its subsidiaries have policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of the Company and its subsidiaries. All premiums due and payable under all such policies and bonds have been paid and the Company and its subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. Except as set forth in the Company Disclosure Schedule, neither the Company nor any of its subsidiaries maintains any material self-insurance or co-insurance programs. Neither the Company nor any of its subsidiaries has any disputed claim or claims aggregating $100,000 or more with any insurance provider relating to any claim for insurance coverage under any policy or insurance maintained by the Company or any of its subsidiaries.
     3.26 [Intentionally omitted].
     3.27 State Takeover Statutes. The action of the Company Board in approving this Agreement and the Transactions provided for herein is sufficient to render the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL inapplicable to this Agreement and the Transactions provided for herein.
     3.28 Rights Plan. The Board has amended any rights plan, “poison pill” or similar arrangement, if any, heretofore adopted by the Company so that (a) neither the execution, delivery or performance of this Agreement nor the consummation of the Transactions will cause the rights described therein to become exercisable, and (b) the rights described therein will expire immediately prior to the Effective Time without any payment being made or shares of the Company’s capital stock being issued in respect thereof.
     3.29 Pre-Signing Activities. Except as set forth in the Company Disclosure Schedule, during the period from January 1, 2007 through and including the date of this Agreement, neither the Company nor any of its subsidiaries have taken any action, or omitted to take any action, which if taken subsequent to the date of this Agreement and prior to the Effective Time, would be prohibited by Section 5.01 hereof (other than any such activity fully reflected in Section 3.03(a) hereof).

     3.30 No Knowledge of Breach. As of the date hereof, the Company does not have any knowledge of any act, omission or disclosure by Parent or Merger Sub to the Company that would constitute a breach of any of Parent and Merger Sub’s representations and warranties under this Agreement.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF MERGER SUB AND PARENT
          Each of Merger Sub and Parent represents and warrants to the Company that:
     4.01 Organization and Qualification. Each of Merger Sub and Parent is a corporation duly organized, validly existing and in good standing (to the extent such concept is relevant in such jurisdiction) under the laws of Delaware and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be in good standing or to have such governmental approvals would not, individually or in the aggregate, have a Purchaser Material Adverse Effect (as defined below). Each of Merger Sub and Parent is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Purchaser Material Adverse Effect. As used in this Agreement, the term “Purchaser Material Adverse Effect” means any effect, circumstance, event or fact that prevents or materially delays the ability of Parent and Merger Sub to perform in all material respects their obligations under this Agreement or to consummate the Transactions in accordance with the terms hereof.
     4.02 Charter Documents and Bylaws. Parent has heretofore furnished to the Company a complete and correct copy of the certificate of incorporation and bylaws of each of Parent and Merger Sub in full force and effect as of the date hereof. Neither Parent nor Merger Sub is in violation of any of the provisions of its certificate of incorporation or bylaws.
     4.03 Authority Relative to this Agreement. Each of Merger Sub and Parent has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Merger and the other Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Merger Sub or Parent are necessary to authorize their execution and delivery of this Agreement or to consummate the Transactions (other than the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by each of Merger Sub and Parent, and (assuming this Agreement constitutes a valid and binding obligation of the Company) constitutes the valid and binding obligations of each of Merger Sub and Parent, enforceable against them in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights generally and to general principles of equity.
     4.04 No Violation; Required Filings and Consents.
          (a) The execution and delivery by each of Merger Sub and Parent of this Agreement does not, and the performance of this Agreement and the consummation by each of Merger Sub and Parent of the Transactions will not, (i) conflict with or violate any provision of Parent’s certificate of incorporation or bylaws or conflict with or violate any provision of the certificate of incorporation or bylaws (or equivalent organizational documents) of any subsidiary of Parent (including Merger Sub), (ii)

assuming that all consents, approvals, authorizations and other actions described in Section 4.04(b) have been obtained and all filings and obligations described in Section 4.04(b) have been made or complied with, conflict with or violate any Law applicable to Parent or any of its subsidiaries or by which any asset of Parent or any of its subsidiaries is bound or affected, (iii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or require any payment under, or give rise to a loss of any benefit to which Parent or any subsidiary of Parent is entitled under any provision of any contract applicable to any of them or their respective properties or assets or (iv) result in the creation or imposition of a Lien on any asset of Parent or any of its subsidiaries, except in the case of clauses (ii), (iii) and (iv) of this Section 4.04(a), to the extent that any such conflict, violation, breach, default, right, loss or Lien would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.
          (b) The execution and delivery by each of Merger Sub and Parent of this Agreement does not, and the performance of this Agreement and the consummation by each of Merger Sub and Parent of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, AmEx, the HSR Act and the rules and regulations thereunder, any filings required pursuant to applicable foreign competition laws and filing and recordation of appropriate documents for the Merger as required by the DGCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.
     4.05 Litigation. There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries, at law or in equity, that, individually or in the aggregate, would reasonably be expected to have a Purchaser Material Adverse Effect. Neither Parent nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree that, individually or in the aggregate, would reasonably be expected to have a Purchaser Material Adverse Effect.
     4.06 Brokers. No broker, finder, financial adviser or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by, or on behalf of, Parent or any of its subsidiaries.
     4.07 Financial Capability. Parent and Merger Sub have and will have as of the Closing sufficient funds available to them to make the deposit into the Payment Fund required by Section 2.03(a) and pay any expenses incurred by Parent and Merger Sub in connection with the transactions contemplated by this Agreement. Parent and Merger Sub’s ability to consummate the transactions contemplated by this Agreement is not contingent on raising any equity capital, obtaining financing therefor, consent of any lender or any other matter relating to funding payments under this Agreement.
     4.08 No Business Activities. Merger Sub has not conducted any activities or operations other than in connection with its organization, the negotiation and execution of this Agreement and the consummation of the Transactions, and activities related thereto, including acquisition of the capital stock of the Company. Merger Sub does not have any subsidiaries.
     4.09 Information in Proxy Statement. At the time the Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company and at the time such shareholders vote on adoption of this Agreement, the information furnished to the Company in writing by Merger Sub or Parent or through their counsel specifically for use in the Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. At the time of the filing of any Company Disclosure Document other than the Proxy Statement and at the time of any distribution thereof, the information furnished to the Company in writing by Merger Sub or Parent or through their counsel specifically for use in such Company Disclosure Document will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
     4.10 No Knowledge of Breach. As of the date hereof, neither Parent nor Merger Sub has any knowledge of any act, omission or disclosure by the Company to Parent and Merger Sub that would constitute a breach of any of the Company’s representations and warranties under this Agreement.
ARTICLE 5
COVENANTS
     5.01 Interim Operations.
          (a) Except as (1) set forth in the Company Disclosure Schedule delivered to Parent as of the date hereof, (2) expressly contemplated or permitted by this Agreement, or (3) required by Law, during the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement in accordance with Article 7, the Company shall and shall cause its subsidiaries to: (A) conduct its business in all material respects in the ordinary course of business consistent with past practice and (B) use its reasonable best efforts to maintain and preserve substantially intact its business organization and the goodwill of those having business relationships with it.
          (b) Without limiting the generality of the foregoing, and except as (1) set forth in the Company Disclosure Schedule delivered to Parent as of the date hereof, (2) expressly contemplated or permitted by this Agreement, or (3) required by Law, during the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement in accordance with Article 7, the Company shall not and shall not permit its subsidiaries to:
     (i) (A) authorize for issuance, issue, deliver, sell or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, commitments, subscriptions, rights to purchase or otherwise), pledge or otherwise encumber any shares of its capital stock, any other securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, securities or convertible securities or any other securities or equity equivalents (including without limitation stock appreciation rights or phantom interests), except for issuances of Common Shares upon the exercise of Options outstanding as of the date hereof or (B) repurchase, redeem or otherwise acquire any shares of its capital stock or other equity interests (including, without limitation, securities exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, capital stock or other equity interests of the Company or any of its subsidiaries) (it being acknowledged and agreed that, notwithstanding anything to the contrary contained in the Company Disclosure Schedule, the Company shall not, and shall cause its subsidiaries not to, take, enter into or engage in any respect in any of the actions referred to in this clause (i));
     (ii) (A) sell, transfer or pledge, or agree to sell, transfer or pledge, any equity interest owned by it in any of its subsidiaries or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any of its subsidiaries, (B) amend or otherwise change its Certificate of Incorporation or Bylaws or equivalent organizational documents, (C) split, combine or reclassify any shares of its capital stock or (D)

amend, or grant any waiver under, any rights plan, “poison pill” or similar arrangement adopted by the Company (except with respect to Parent or any of its affiliates);
     (iii) declare, set aside or pay any dividends on (whether in cash, stock or property), or make any other distributions in respect of, any of its capital stock (except for dividends paid by direct or indirect wholly owned subsidiaries to the Company with respect to capital stock) (it being acknowledged and agreed that, notwithstanding anything to the contrary contained in the Company Disclosure Schedule, the Company shall not, and shall cause its subsidiaries not to, take, enter into or engage in any respect in any of the actions referred to in this clause (iii));
     (iv) (A) grant or agree to any increase in any manner the compensation or fringe benefits of, or pay any bonus or other compensation to, any current or former director, officer or employee except for (1) increases and bonuses expressly contemplated by or required under existing employment agreements, bonus plans and other agreements and arrangements as in effect as of the date hereof listed in Section 5.01(b)(iv)(A)(1) of the Company Disclosure Schedule and (2) for normal annual or other periodic individual increases in base salary or hourly wages to employees earning non-contingent cash compensation of less than $100,000 per annum in the ordinary course of business consistent with past practice; (B) subject to the exceptions to the covenants set forth in clause (A) of this Section 5.02(b)(iv), enter into any new or amend any existing employment, severance or termination or change in control agreement with any current or former director, officer or employee; (C) become obligated under any Benefit Plan that was not in existence on the date hereof or amend, modify or terminate any Benefit Plan or other employee benefit plan or any agreement, arrangement, plan or policy for the benefit of any current or former director, officer or employee in existence on the date hereof; (D) permit any officer or employee to rescind, withdraw or amend or modify in any respect any pending or announced retirement or any resignation (or the terms and conditions thereof) heretofore submitted to the Company or any of its subsidiaries; (E) hire any employee, except (1) to replace or fill a vacancy of any employee of the Company or any of its subsidiaries which occurred prior to the date hereof (each of which is listed on Section 5.01(b)(iv)(E)(1) of the Company Disclosure Schedule) or to fill a vacancy of any employee of the Company or its subsidiaries which occurs subsequent to the date hereof due to the voluntary resignation by any such employee earning annual non-contingent cash compensation of less than $100,000 per annum subsequent to the date hereof, (2) to satisfy contractual obligations existing as of the date hereof and set forth on Section 5.01(b)((iv)(E)(2) of the Company Disclosure Schedule, (3) to hire for the positions of Divisional Merchandise Manager-Home and Art Design Manager on reasonable and customary terms that are consistent with past practice, which terms shall not, in any event, provide for the making of any change-of-control bonus or payment or any similar payment to any such person, whether in connection with his termination or otherwise, (4) to hire and replace any hourly or secretarial employee, in each case, on reasonable and customary terms consistent with past practice, which terms shall not, in any event, provide for the making of any change-of-control bonus or payment or any similar payment to any such person, whether in connection with his termination or otherwise, or (5) with the prior written consent of Parent, to hire any other employee; or (F) pay any benefit not required by any plan or arrangement as in effect as of the date hereof (including, without limitation, the granting of, acceleration of, exercisability of or vesting of stock options, stock appreciation rights or restricted stock, except as otherwise contemplated by this Agreement);
     (v) acquire or agree to acquire, including, without limitation, by merging or consolidating with, or purchasing all or substantially all the assets or capital stock or other equity interests of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, other than purchases of inventory or supplies or other assets in the ordinary course of business consistent with past practice;

     (vi) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of, or agree to sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of, any of its properties or assets other than (A) immaterial properties or assets (or immaterial portions of properties or assets) and (B) in the ordinary course of business consistent with past practice;
     (vii) other than the incurrence of indebtedness under the Company’s existing revolving credit facility with PNC Capital Markets and guaranties of real property leases in the ordinary course of business with any person not affiliated with any officer, director or employee of the Company or its subsidiaries, create, incur, assume or modify in any material respect any indebtedness for borrowed money, or issue any note, bond or other debt security, or guarantee any indebtedness, or make any loans, advances (other than advances to employees of the Company or any subsidiary in the ordinary course of business consistent with past practice) or capital contributions to or investments in any other Person other than to any of the Company and its subsidiaries, except for indebtedness other than indebtedness for borrowed money in an amount not in excess of $250,000 in the aggregate and indebtedness to the Company’s merchandise suppliers for products purchased in the ordinary course of business consistent with past practice;
     (viii) make or forgive any loans, advances or capital contributions to, guarantees for the benefit of, or investments in, any person or entity (other than loans between or among the Company and any of its wholly-owned subsidiaries);
     (ix) assume, guarantee or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except for the obligations of the subsidiaries of the Company permitted under this Agreement;
     (x) adopt or put into effect a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than the Transactions);
     (xi) (A) enter into, amend, modify or supplement any Material Contract or License Agreement outside of the ordinary course of business consistent with past practice (except as may be necessary for the Company to comply with its obligations hereunder) or (B) waive, release, grant, assign or transfer any of its material rights or claims (whether such rights or claims arise under a Material Contract, License Agreement or otherwise);
     (xii) authorize or make any capital expenditures that are not set forth in the 2007 approved budget or in excess of $100,000 in the aggregate for the Company and its subsidiaries taken as a whole or any Expenses in connection with the Transactions, other than those expenses (A) payable to the Persons set forth on Section 3.20 of the Company Disclosure Schedule pursuant to contractual arrangements as in effect as of the date hereof, (B) reasonably incurred actual fees and expenses payable to the Company’s outside legal counsel for services rendered in connection with the Transactions (including any litigation with respect thereto) and (C) other reasonably incurred actual fees and expenses for services rendered in connection with the Transactions (e.g., printing, proxy solicitation, etc.), but excluding, for avoidance of doubt, any Expenses paid or payable to any current or former employee, officer or director of the Company or any of its subsidiaries;
     (xiii) fail to continue insurance coverages that cover risks of such types and in such amounts as are consistent with the Company’s past practices;

     (xiv) enter into, amend, modify or supplement any agreement, transaction, commitment or arrangement with any current or former officer, director, employee or other affiliate of the Company or any of its subsidiaries (or any affiliate of any of the foregoing) other than agreements, transactions, commitments and arrangements (A) permitted by Section 5.01(b)(iv)(B) hereof or (B) as otherwise expressly contemplated by this Agreement;
     (xv) establish or acquire (A) any subsidiary other than wholly-owned subsidiaries or (B) subsidiaries organized outside of the United States and its territorial possessions;
     (xvi) amend, modify or waive any term of any outstanding security of the Company or any of its subsidiaries, except as otherwise provided in this Agreement;
     (xvii) fail to (A) maintain any real property to which the Company and any of its subsidiaries have ownership or a leasehold interest (including, without limitation, the furniture, fixtures, equipment and systems therein) in its current condition, subject to reasonable wear and tear and subject to any casualty or condemnation or Material Contract, (B) timely pay all taxes, water and sewage rents, assessments and insurance premiums affecting such real property and (C) timely comply in all material respects with the terms and provisions of all leases, contracts and agreements relating to such real property and the use and operation thereof;
     (xviii) enter into any labor or collective bargaining agreement, memorandum or understanding, grievance settlement or any other agreement or commitment to or relating to any labor union, except as required by Law;
     (xix) settle or compromise any pending or threatened suit, action, claim or litigation with any current or former officer, employee or director or in excess of $100,000 per litigation net of insurance proceeds or in excess of $250,000 in the aggregate net of insurance proceeds;
     (xx) change any of the accounting policies, practices or procedures (including tax accounting policies, practices and procedures) used by the Company and its subsidiaries as of the date hereof, except as may be required as a result of a change in applicable Law or in United States generally accepted accounting principles;
     (xxi) revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory in any material manner or the write-off of notes or accounts receivable in any material manner, except as may be required as a result of a change in applicable Law or in United States generally accepted accounting principles;
     (xxii) make or change any material tax election, make or change any method of accounting with respect to Taxes, file any amended Tax Return or settle or compromise any material tax liability;
     (xxiii) to, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements of the Company or incurred in the ordinary course of business and consistent with past practice;
     (xxiv) except as provided in Section 5.09, take any action to exempt any Person (other than Parent or Merger Sub) or any action taken by such Person from, or make such Person or action not subject to, (A) the provisions of Section 203 of the DGCL, if applicable, or (B) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares;
     (xxv) take, or agree or commit to take, any action that would, or is reasonably likely to, make any representation or warranty of the Company contained in this Agreement inaccurate at, or as of any time prior to, the Effective Time or result in any of the conditions to the Merger set forth in Article 6 not being satisfied, or omit, or agree to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time or to prevent any such condition from not being satisfied; or
     (xxvi) agree or commit to do any of the foregoing.
          (c) Except as expressly contemplated or permitted by this Agreement or as agreed to in writing by the Company or as required by Law, during the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement in accordance with Article 7, Parent shall not, and shall not permit Merger Sub to:
     (i) take, or agree or commit to take, any action that would, or is reasonably likely to, (A) make any representation or warranty of Parent and Merger Sub contained in this Agreement inaccurate at, or as of any time prior to, the Effective Time or result in any of the conditions to the Merger set forth in Article 6 not being satisfied, or (B) omit, or agree to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time or to prevent any such condition from not being satisfied; and
     (ii) agree or commit to do any of the foregoing.
     5.02 Shareholders’ Meeting.
          (a) The Company, acting through the Company Board, shall, in accordance with applicable Law and its certificate of incorporation and bylaws, duly call, give notice of, convene and hold a special meeting of its shareholders (the “Shareholders Meeting”) as soon as practicable following the execution of this Agreement for the purpose of considering and voting upon the approval and adoption of this Agreement, the Merger and such other matters as may be necessary to effectuate the Transactions. The Company Board shall, subject to Section 5.09, (i) recommend to the shareholders of the Company the approval and adoption of this Agreement, (ii) include in the Proxy Statement such favorable recommendation of the Company Board that the shareholders of the Company vote in favor of the approval and adoption of this Agreement, and (iii) take all lawful action to solicit such approval from the shareholders of the Company. Without limiting the generality of the foregoing, the Company’s obligations pursuant to the first sentence of this Section 5.02(a) shall not be affected by (i) the Company Board taking any action permitted by Section 5.09 (including withdrawing or modifying its approval or recommendation of the Merger and this Agreement) or (ii) the commencement, public announcement, disclosure or other communication to the Company Board of any Acquisition Proposal or any intention (whether or not conditional) with respect to any potential or future Acquisition Proposal, unless, in the case of clause (i), this Agreement is terminated pursuant to Section 7.04(b), or, in the case of clause (ii), this Agreement is terminated pursuant to Section 7.03(b).
          (b) As soon as practicable following the execution of this Agreement and in connection with the Shareholders Meeting (and notwithstanding the pendency of the Go Shop Period (as defined hereafter)), the Company shall (i) promptly prepare and file with the SEC (but in no event later than fifteen days after the date hereof), use its best efforts to have cleared by the SEC and thereafter mail to its shareholders as promptly as practicable the Proxy Statement and all other proxy materials required in connection with such meeting, (ii) notify Merger Sub and Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Merger Sub and Parent copies of all correspondence between the Company or any representative of the Company and the SEC, (iii) shall give Merger Sub and Parent and their counsel the opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give Merger Sub and Parent and their counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC, (iv) subject to the terms of Section 5.02(a) and Section 5.09, use its best efforts to obtain the necessary approvals by its shareholders of this Agreement and the Merger and (v) use its best efforts otherwise to comply with all legal requirements applicable to such meeting. Each of the Company and Parent further agrees that if such party shall become aware prior to the Effective Time of any information furnished by such party that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other parties thereof and to take the necessary steps to correct the Proxy Statement.
     5.03 Filings and Consents. Subject to the terms and conditions of this Agreement, each of the parties hereto (i) shall use all commercially reasonable efforts to cooperate with one another in determining which filings are required to be made by each party prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained by each party prior to the Effective Time from, Governmental Authorities or other third parties in connection with the execution and delivery of this Agreement and the consummation of the Transactions and (ii) shall use all commercially reasonable efforts to assist the other party in timely making all such filings and timely seeking all such consents, approvals, permits, authorizations and waivers required to be made and obtained by the other party. Without limiting the foregoing, each of the parties hereto shall (and shall use all commercially reasonable efforts to cause their affiliates, directors, officers, employees, agents, attorneys, accountants and representatives to) consult and fully cooperate with and provide assistance to each other in seeking early termination of any waiting period under the HSR Act, if applicable. Prior to making any application to or filing with any Governmental Entity in connection with this Agreement, each party shall provide the other party with drafts thereof (excluding any confidential information included therein) and afford the other party a reasonable opportunity to comment on such drafts. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Section 5.03, the proper officers and directors of the Surviving Corporation shall take all such necessary action. Each of the Company and Parent shall bear one half of the cost of any required filing to be made with any Governmental Authorities in connection with the Transactions.
     5.04 Access to Information. From the date of this Agreement until the earlier of Effective Time and the date this Agreement is properly terminated in accordance with Article 7, the Company will, and will cause each of its subsidiaries and its and their affiliates, and each of their respective officers, directors, employees, agents, counsel, accountants, investment bankers, financial advisors and representatives (collectively, the “Company Representatives”) to, give Merger Sub and Parent and their respective officers, directors, employees, agents, counsel, accountants, investment bankers, financial advisors, representatives, consultants and financing sources (collectively, the “Purchaser Representatives”) access, upon reasonable notice and during normal business hours, to the offices and other facilities and to the books and records and personnel of the Company and each of its subsidiaries and will cause its subsidiaries and the Company Representatives to furnish Parent, Merger Sub and the Purchaser Representatives with such financial and operating data and such other information with respect to the business and operations of the Company and its subsidiaries as Parent, Merger Sub or the Purchaser Representatives may from time to time reasonably request. Each of Parent and Merger Sub will, and will cause the Purchaser Representatives to, treat any such information in accordance with the terms and conditions of that certain Confidentiality Agreement dated January 20, 2007 between the Company and Parent. No investigation pursuant to this Section 5.04 shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto. Neither the Company nor any of its subsidiaries shall be required to provide access to, or disclose, information to the extent such access or disclosure would violate any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement. The Company will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
     5.05 Notification of Certain Matters. Each of the parties hereto shall promptly notify the others in writing of (a) receipt of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, (b) any Company Material Adverse Effect or Purchaser Material Adverse Effect, as the case may be, (c) any claims, actions, proceedings or governmental investigations commenced or, to its knowledge, threatened, involving or affecting the Company or any of its subsidiaries or any of their property or assets, (d) the occurrence, or failure to occur, of any event that would be likely to cause any representation or warranty made by such party contained in this Agreement to be untrue or inaccurate in any material respect and (e) any failure of the Company, Merger Sub or Parent, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. Notwithstanding anything in this Agreement to the contrary, no such notification shall affect the representations, warranties or covenants of any party or the conditions to the obligations of any party hereunder, nor shall it limit or otherwise affect the remedies available hereunder to the party receiving such notice.
     5.06 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release reasonably acceptable to Parent and the Company. Thereafter, so long as this Agreement is in effect, none of the Company, Parent or any of their respective affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other Transactions without the prior approval of the Company and Parent, which consent shall not be unreasonably withheld, provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statements as may as may be required by Law or court process, after consultation with counsel, or the rules, regulations and/or listing agreement of the American Stock Exchange or any regulatory or self regulatory authorities (in which case the party shall use commercially reasonable efforts to review the form and substance of such release or statement with the other party (and reasonably consider the comments of the other party) prior to issuing such release, however, approval of such other party shall not be necessary in such case). In addition, promptly following the date of this Agreement, the Company and Parent shall work in good faith to establish mutually agreeable talking points that may be made to any supplier, vendor or other third parties with material business relations with the Company and its subsidiaries regarding the Transactions and the impact of Transactions on the business of the Company and its subsidiaries (the “Approved Communications”). Any such Approved Communications shall include public information about the Transaction and shall not interfere with the business of the Company. The Company shall inform its directors, officers and any direct reports to officers and who communicate with the Company’s suppliers, vendors or other third parties with material business relations in the ordinary course of their employment that all communications made to such suppliers, vendors or other third parties with material business relations regarding the Transactions and the impact of the Transactions on the business of the Company and its subsidiaries must comply with the Approved Communications, and the Company shall use its reasonable best efforts to ensure such compliance. Furthermore, the Company shall use its reasonable best efforts to ensure that all communications made by directors and executive officers of the Company and its subsidiaries to non-executive employees of the Company and its subsidiaries regarding the Transactions, and the impact of the Transactions on the business of Company and its subsidiaries, comply in all material respects with the Approved Communications. For the avoidance of doubt, nothing in this Section 5.06 shall prohibit any communication to any supplier, vendor or other third party with a business relationship made in the ordinary course of business.
     5.07 Indemnification; Directors’ and Officers’ Insurance.
          (a) The certificate of incorporation and the bylaws of the Surviving Corporation shall contain provisions with respect to indemnification, advancement of expenses and director exculpation as are set forth in the Company’s certificate of incorporation and bylaws as in effect at the date hereof (to the extent consistent with applicable Law), which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of the persons who at any time prior to the Effective Time were entitled to indemnification, advancement of expenses or exculpation under the Company’s certificate of incorporation and bylaws in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the Transactions), unless otherwise required by applicable Law.
          (b) From and after the Effective Time and until the expiration of any applicable statutes of limitation, the Surviving Corporation shall indemnify, defend and hold harmless the present and former officers, directors, employees and agents of the Company and its subsidiaries (collectively, the “Indemnified Parties”) against all losses, claims, damages, expenses (including reasonable attorneys’ fees), liabilities or amounts that are paid in settlement of, or otherwise (“Losses”) (but only to the extent such Losses are not otherwise covered by insurance and paid), in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative and including all appeals thereof (a “Claim”) to which any Indemnified Party is or may become a party to by virtue of his or her service as a present or former director, officer, fiduciary or employee of the Company or any of its subsidiaries or his or her serving at the request of the Company or its subsidiaries as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, and arising out of actual or alleged events, actions or omissions occurring or alleged to have occurred at or prior to the Effective Time (including, without limitation, matters related to the negotiation, execution and performance of this Agreement or consummation of the Transactions), in each case to the fullest extent permitted and provided in the Company’s certificate of incorporation and bylaws as in effect at the date hereof and as permitted under the DGCL.
          (c) Any Indemnified Party wishing to claim indemnification under this Section 5.07 after the Effective Time, upon learning of any such Claim, shall notify the Surviving Corporation thereof (although the failure to so notify the Surviving Corporation shall not relieve the Surviving Corporation from any liability that the Surviving Corporation may have under this Section 5.07, except to the extent such failure actually prejudices the Surviving Corporation). In the event of any such Claim, the Surviving Corporation shall have the right to assume the defense thereof and the Surviving Corporation shall not be liable to such Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or if there is an actual or potential conflict of interest between the Surviving Corporation and the Indemnified Party, the Indemnified Party may retain counsel satisfactory to him or her and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received by the Surviving Corporation; provided, however, that (i) the Surviving Corporation shall not, in connection with any such action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations, be liable for the fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Parties, (ii) the Surviving Corporation and the Indemnified Parties will cooperate in the defense of any such matter and (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent, which consent will not be unreasonably withheld or delayed; and provided, further, that the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.
          (d) Prior to the Effective Time, (i) the Company shall obtain “tail” insurance policies with a claims period of six (6) years from the Effective Time with respect to directors’ and officers’ liability insurance in an amount and scope no less favorable than the existing policy of the Company for claims arising from facts or events that occurred on or prior to the Effective Time at a cost that is reasonable and customary for tail insurance policies with its existing directors’ and officers’ liability policy insurer or an insurer with a comparable insurer financial strength rating as the Company’s existing directors’ and officers’ liability policy insurer; or (ii) if the Company shall not have obtained such tail policy, the Surviving Corporation will provide for a period of not less than six (6) years after the Effective Time the directors and officers who are insured under the Company’s directors’ and officers’ insurance policy with an insurance policy that provides coverage for events occurring at or prior to the Effective Time (the “D&O Insurance”) that is not less favorable taken as a whole than the existing policy of the Company or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 250% of the annual premium currently paid by the Company for such insurance; provided further that if the annual premium of such coverage exceeds such amount, the Surviving Corporation shall use its commercially reasonable efforts to obtain a policy with the greatest coverage available for a cost not exceeding such amount. The Company shall use commercially reasonable efforts to obtain competitive quotes (from insurance providers with comparable ratings) for such insurance coverage in an effort to reduce the cost thereof.
          (e) This Section 5.07 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties referred to herein, their heirs and personal representatives and shall be binding on the Surviving Corporation and its successors and assigns.
          (f) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 5.07.
     5.08 Further Assurances; Reasonable Efforts. Except as expressly provided in this Agreement, prior to the Effective Time, the parties hereto shall use all reasonable efforts to take, or cause to be taken, all such actions as may be necessary or appropriate or advisable under applicable laws, so as to permit consummation of the Transactions as promptly as practicable on the terms and subject to the conditions set forth in this Agreement and the parties shall cooperate fully with the other parties hereto to that end.
     5.09 Solicitation.
          (a) From and after the date hereof until the earlier of the Effective Time and the termination of this Agreement pursuant to Article 7, the Company and its subsidiaries shall not, and shall cause the Company Representatives not to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiry in connection with or the making of any proposal from any Person that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal (as defined in Section 5.09(f)), (ii) enter into, explore, maintain, participate in or continue any discussion or negotiation with any Person (other than Merger Sub, Parent or any of the Purchaser Representatives, as applicable) regarding an Acquisition Proposal, or furnish to any Person (other than Merger Sub, Parent or any of the Purchaser Representatives, as applicable) any information or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person (other than Merger Sub, Parent or any of the Purchaser Representatives, as applicable) to make or effect an Acquisition Proposal, (iii) enter into any agreement, arrangement or understanding with respect to, or otherwise endorse, any Acquisition Proposal, or (iv) authorize or permit any Company Representative to take any such action; provided, however, that nothing contained in this Section 5.09 shall prevent, prohibit or limit the Company or the Company Board from (1) complying with its disclosure obligations under applicable federal or state Law or (2) prior to approval of this Agreement by the shareholders of the Company at the Shareholders Meeting, furnishing information to, or engaging in discussions or negotiations with, any Person that makes an unsolicited bona fide written Acquisition Proposal (which did not result from a breach of this Section 5.09) , if and only to the extent that, (A) the Company Board determines in good faith after consultation with outside legal counsel, that such action is necessary for the Company Board to comply with its fiduciary duties to the Company’s shareholders under applicable Law, (B) the Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal (as defined in Section 5.09(g)) and (C) prior to furnishing such information to, or engaging in discussions or negotiations with, such Person, the Company receives from such Person an executed confidentiality agreement (which agreement shall be provided to Parent for information purposes) with terms no less favorable to the Company than those contained in that certain Confidentiality Agreement dated January 20, 2007 between the Company and Parent; provided further that nothing contained in this Section 5.09 shall prohibit or in any way limit or restrict the Company and the Company Representatives, during the period commencing as of the date hereof and ending as of 11:59 p.m. New York time on the 30th calendar day immediately following the date of this Agreement (the “Go Shop Period”), from furnishing information to, or engaging in discussions or negotiations with, any Person that the Company concludes may make an offer to acquire the Company which would be deemed to be Acquisition Proposal (which did not result from a breach of this Section 5.09) if prior to furnishing such information to, or engaging in discussions or negotiations with, such Person, the Company receives from such Person an executed confidentiality agreement (which agreement shall be provided to Parent for information purposes) with terms no less favorable to the Company than those contained in that certain Confidentiality Agreement dated January 20, 2007 between the Company and Parent.
          (b) From and after the date hereof until the earlier of the Effective Time and the termination of this Agreement pursuant to Article 7, if the Company Board is entitled to furnish information to, or engage in discussions or negotiations with, any Person on the terms contemplated in Section 5.09(a), the Company Board may, prior to the approval of this Agreement by the shareholders of the Company at the Shareholders Meeting, terminate this Agreement in respect of any Acquisition Proposal pursuant to the termination provisions set forth in Article 7 hereof if (A) such Acquisition Proposal constitutes a Superior Proposal and (B) the Company Board shall have determined in good faith after consultation with outside legal counsel, that such action is necessary for the Company Board to comply with its fiduciary duties to the Company’s shareholders under applicable Law.
          (c) The Company (including with respect to any Person with whom the Company has contact during the Go Shop Period) (i) will promptly (but in any event within 24 hours) notify Parent orally and in writing of the receipt of any Acquisition Proposal or any inquiry regarding the making of an Acquisition Proposal including any request for information, the terms and conditions of such request, Acquisition Proposal or inquiry and the identity of the Person making such request, Acquisition Proposal or inquiry and (ii) will keep Parent fully informed of the status and details (including amendments and proposed amendments) of any such request, Acquisition Proposal or inquiry. Prior to taking any of the actions referred to in Section 5.09(a) (regardless of whether any such action is to be taken during or after the completion of the Go Shop Period), the Company Board shall promptly (but in any event within 24 hours) notify Parent orally and in writing of any action it proposes to take with respect to any such Acquisition Proposal. After taking any such action, the Company Board shall promptly advise Parent orally and in writing of the status of such action as developments arise or as requested by Parent. Without limiting the foregoing, at least five business days (the “Five Day Period”) prior to taking any of the actions referred to in Section 5.09(b), the Company Board shall notify Parent of any such action it proposes to take and, during the Five Day Period, the Company Board shall negotiate in good faith with Parent with respect to any revised proposal to acquire the Common Shares that Parent may make during or prior to the expiration of the Five Day Period.
          (d) Nothing contained in this Agreement shall prevent the Company Board from taking, and disclosing to the Company shareholders, a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act with regard to any tender offer; provided, however, that neither the Company, or the Company Board shall, except as permitted by Section 5.09(b), propose to approve or recommend any Acquisition Proposal. Without limiting the foregoing, it is understood and agreed that any violation of the restrictions set forth in the preceding sentence by any Company Representative, whether or not authorized to so act by or on behalf of the Company or any of its subsidiaries or any of their affiliates, shall be deemed to be a breach of this Section 5.09 by the Company.
          (e) Immediately following the expiration of the Go Shop Period, the Company and each of its subsidiaries shall cease and cause the Company Representatives to cease any and all existing activities, discussions or negotiations with any parties (other than Merger Sub, Parent or any of the Purchaser Representatives, as applicable) conducted heretofore or during the Go Shop Period with respect to any Acquisition Proposal, and shall use its reasonable best efforts to cause any such parties in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information in the possession of any such party or its representatives.
          (f) For purposes of this Agreement, “Acquisition Proposal” shall mean any offer or proposal for, or any indication of interest in, (i) any direct or indirect acquisition or purchase of 15% or more of the total assets of the Company and its subsidiaries, in a single transaction or series of transactions, (ii) any direct or indirect acquisition or purchase of 15% or more of any class of equity securities of the Company or any of its subsidiaries, in a single transaction or series of transactions, (iii) any tender offer or exchange offer (including a self-tender offer) that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of the Company or any of its subsidiaries, (iv) any merger, consolidation, share exchange, business combination, recapitalization, reclassification or other similar transaction involving the Company or any of its subsidiaries or (v) any public announcement of an agreement, proposal, plan or intention to do any of the foregoing, other than the transactions contemplated by this Agreement.
          (g) For purposes of this Agreement, “Superior Proposal” shall mean any bona fide written Acquisition Proposal by a Person that (i) the Company Board has determined in good faith, after consultation with an independent financial advisor of nationally recognized reputation (which may be Stephens, Inc.), is more favorable from a financial point of view to the Company’s shareholders than the Merger (including any adjustment to the terms and conditions thereof proposed in writing by Parent in response to any such Acquisition Proposal) and (ii) is reasonably capable of being consummated in a timely manner (taking into account all financial, regulatory, legal and other aspects of such proposal (including, without limitation, any antitrust or competition Law approvals or non-objections)) and for which the Person making such Acquisition Proposal has delivered satisfactory written evidence to the Company Board that the consummation of such Acquisition Proposal is not contingent on the receipt of financing.

     5.10 Third Party Confidentiality/Standstill Agreements. During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any material provision of any confidentiality or standstill agreement to which the Company is a party. During such period, the Company agrees to enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreements, including, but not limited to, seeking injunctions to prevent any breaches of such agreements to enforce specifically the terms and provisions thereof in a court in the United States or any state thereof having jurisdiction.
     5.11 SEC Reports. From the date of this Agreement until the earlier of the termination of this Agreement pursuant to Article 7 or the Effective Time, the Company shall file on a timely basis all SEC Reports required to be filed by it with the SEC under the Exchange Act, the Securities Act and the published rules and regulations of the SEC under either of the foregoing applicable to such SEC Reports, which SEC Reports shall comply in all material respects with the requirements of the Exchange Act, the Securities Act and the published rules and regulations of the SEC thereunder, each as applicable to such SEC Reports.
     5.12 Delisting. Each of the parties hereto agrees to cooperate with the other party in taking, or causing to be taken, all actions necessary (i) to delist the Common Shares from the AmEx and (ii) to terminate the registration of the Common Shares under the Exchange Act; provided that such delisting and termination shall not be required or effective until or after the Effective Time.
     5.13 Cooperation with Financing. Prior to the Effective Time, the Company shall provide, and shall cause its subsidiaries to, and shall use its reasonable best efforts to cause the Company Representatives, including legal and accounting advisors, to provide all cooperation reasonably requested by Parent in connection with the arrangement of the financing to be obtained by Parent, Merger Sub or the Surviving Corporation in connection with the Transactions (the “Financing”) (it being understood that (A) the completion of any Financing is not a condition to the obligation of Parent or Merger Sub to effect the Merger and (B) such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its subsidiaries), including (i) participation in meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, (ii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda and bank financing; (iii) executing and delivering any pledge and security documents, other definitive financing documents, or other certificates, legal opinions or documents as may be reasonably requested by Parent (including a certificate of the chief financial officer of the Company or any of its subsidiaries with respect to solvency matters and consents of accountants for use of their reports in any materials relating to the Financing) and otherwise reasonably facilitating the pledging of collateral (provided that no such pledge or security documents shall be effective until the Effective Time), (iv) furnishing Parent and its financing sources as promptly as practicable with financial and other pertinent information regarding the Company as may be reasonably requested by Parent, (v) using reasonable best efforts to obtain accountants’ comfort letters, legal opinions, surveys and title insurance as reasonably requested by Parent, (vi) providing monthly financial statements (excluding footnotes) within the time frame, and to the extent, the Company prepares such financial statements, (vii) taking all actions reasonably necessary to (A) permit the prospective lenders involved in the Financing to evaluate the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements and (B) establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing, (viii) entering into one or more credit or other agreements on terms satisfactory to Parent in connection with the Financing immediately prior to (but not effective until) the Effective Time; and (ix) taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by Parent to permit the consummation of the Financing and the direct borrowing or incurrence of all of the proceeds of the Financing, by the Surviving Corporation immediately following the Effective Time. The Company hereby consents to the use of its and its subsidiaries’ logos in connection with the Financing; provided that such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage the Company or any of its subsidiaries or the reputation or goodwill of the Company or any of its subsidiaries and its or their marks.
     5.14 Shareholder Litigation. Each of the parties hereto shall give the others the reasonable opportunity to participate in the defense of any shareholder litigation against the Company, Parent or Merger Sub, as applicable, and their directors relating to the Transactions. The Company agrees that it will not settle any litigation currently pending, or commenced after the date hereof, against the Company or any of its directors by any shareholder of the Company relating to this Agreement or the Merger, without the prior written consent of Parent. The Company will not voluntarily cooperate with any third party which has sought or may hereafter seek to restrain or prohibit or otherwise oppose the Merger and will cooperate with Parent to resist any such effort to restrain or prohibit or otherwise oppose the Merger.
     5.15 Conveyance Taxes. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees or any similar taxes which become payable by the Company or any of its subsidiaries in connection with the Transactions that are required or permitted to be filed on or before the Effective Time.
     5.16 Special Meeting. The Company shall take no action to call a special meeting of shareholders of the Company without the prior consent of Parent unless compelled by legal process, except in accordance with this Agreement or unless and until this Agreement has been terminated in accordance with its terms.
     5.17 State Takeover Laws.The Company shall, upon the request of Parent, take all reasonable steps to assist in any challenge by Parent to the validity or applicability to the Transactions, including the Merger, of any state takeover Law.
     5.18 Employee Benefit Plan Matters.
          (a) Parent shall cause the Surviving Corporation and its subsidiaries to honor in accordance with their terms as in effect from time to time, all the Benefit Plans as set forth in the Company Disclosure Schedule. The obligations of this Section 5.18 shall survive the Closing
          (b) For a period of 18 months following the Closing, Parent shall cause the Surviving Corporation and its subsidiaries to provide the active employees of the Surviving Corporation and its subsidiaries with base salary or base wages, as applicable, and employee benefits that are in the aggregate no less favorable than the salary, wages and employee benefits (excluding any stock purchase plans and other equity-based benefits, defined benefit plans and retiree medical benefits) being provided to such active employees of the Company and its subsidiaries as of the date hereof.
          (c) Except as set forth in the Agreement, at or following the Effective Time, the Surviving Corporation and its subsidiaries shall honor, and shall continue to be obligated to perform, in accordance with their terms as in effect from time to time, all benefit obligations to, and contractual rights of, former employees of the Company, as well as all employment, severance, deferred compensation, split dollar, supplemental retirement or “change-in-control” agreements, plans or policies of the Company as in effect from time to time.
          (d) Employees of the Company who remain employed by the Surviving Corporation and its subsidiaries (or a successor thereto) following consummation of the Merger whose employment is terminated following the Effective Time shall be entitled to receive severance payments and benefits in accordance with the severance plans and benefits as in effect from time to time provided by the Surviving Corporation and its subsidiaries to its former employees.
     5.19 Warren Charitable Contributions. During the three year period immediately following the Closing, the Surviving Corporation and any successor shall and the Parent shall cause the Surviving Corporation to, at a minimum, contribute to charitable organizations that serve the Warren, Pennsylvania area/community on a basis consistent with past practices of the Company and its subsidiaries.
ARTICLE 6
CONDITIONS TO CONSUMMATION OF THE MERGER
     6.01 Conditions to the Obligations of Each Party. The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of each of the following conditions:
          (a) Company Shareholder Approval. This Agreement shall have been adopted by the shareholders of the Company in accordance with the DGCL, the Company’s certificate of incorporation and its bylaws.
          (b) No Orders and Injunctions. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order or decree, judgment, injunction, ruling or other order, whether temporary, preliminary or permanent (collectively, “Order”), that is then in effect and has the effect of preventing or prohibiting consummation of the Merger or otherwise imposing material limitations on the ability of Merger Sub and Parent effectively to acquire or hold the business of the Company and its subsidiaries; provided, however, that each of the parties hereto shall use their commercially reasonable efforts to have any such Order vacated.
          (c) Regulatory Approvals. All regulatory approvals or waivers required to consummate the Transactions (including under the HSR Act) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.
     6.02 Conditions to Obligations of Merger Sub and Parent. The obligations of each of Merger Sub and Parent to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of each of the following additional conditions, unless waived by Parent, acting under the direction of its board of directors, in writing prior to the Effective Time:
          (a) Representations and Warranties. The Identified Company Representations (as defined below) shall be true and correct in all respects and all other representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects (i) as of the date of this Agreement and (ii) as of the Closing Date as though then made on and as of the Closing Date, except for those representations and warranties that address matters only as of a particular date (in which case such Identified Company Representations shall be true and correct as of such date and all other such representations and warranties shall be true and correct in all material respects as of such date); provided that, in the event of a breach of a representation or warranty other than an Identified Company Representation, the condition set forth in this Section 6.02(a) shall be deemed satisfied unless the effect of all such breaches of representations and warranties taken together has had, or could reasonably be expected to have, a Company Material Adverse Effect. “Identified Company Representations” means (i) any representation or warranty of the Company qualified by Company Material Adverse Effect, (ii) representations or warranties of the Company as to the performance by the Company of its obligations under this Agreement and (iii) the representations and warranties of the Company set forth in Section 3.03(a), Section 3.04, Section 3.10, Section 3.20, Section 3.28 and Section 3.29, other than unintentional inaccuracies in the representations and warranties referred to in this clause (iii) that would result in an increase in the aggregate Merger Consideration payable by Parent and Merger Sub in an amount not to exceed $350,000.
          (b) Covenants and Agreements. The Company shall have, in all material respects, performed all obligations and complied with all agreements and covenants required to be performed by it or complied with by it under this Agreement at or prior to the Effective Time.
          (c) No Company Material Adverse Effect. Since December 31, 2005, no effect, event or change shall have occurred which has had, or would reasonably be expected to have, a Company Material Adverse Effect, whether or not such effect, event or change shall have been disclosed on the Deferred Schedules (other than any such effect, event or change which was included in the SEC Reports filed on or prior to the date hereof).
          (d) Dissenters. The holders of not more than 15% of the outstanding Common Shares shall have demanded appraisal of their Common Shares in accordance with the DGCL.
          (e) Officers’ Certificate. At the Closing, the Company shall deliver an Officers’ Certificate, duly executed by the Company’s Chief Executive Officer and Chief Financial Officer and dated as of the Closing Date, stating that the conditions to Closing set forth in Sections 6.02(a) and (b) above have been satisfied.
          (f) Certified Copies. At the Closing, the Company shall deliver certified copies of (i) the resolutions duly adopted by the Company Board authorizing the execution, delivery and performance of this Agreement and the Transactions, (ii) the resolutions duly adopted by the Company’s shareholders adopting this Agreement and (iii) the certificate of incorporation and the bylaws of the Company as then in effect immediately prior to the Effective Time.
          (g) Director Resignations. At the Closing, the Company shall deliver signed letters of resignation from each director of the Company and each of its subsidiaries pursuant to which each such director resigns from his or her position as a director of the Company or such subsidiary and makes such resignation effective at or prior to the Effective Time.
     6.03 Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of each of the following additional conditions, unless waived by the Company in writing prior to the Effective Time:
          (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects (i) as of the date of this Agreement and (ii) as of the Closing Date as though then made on and as of the Closing Date, except for those representations and warranties that address matters only as of a particular date (in which case such representations and warranties shall be true and correct in all material respects as of such date); provided that, in the event of a breach of a representation or warranty, the condition set forth in this Section 6.03(a) shall be deemed satisfied unless the effect of all such breaches of representations and warranties taken together has had, or could reasonably be expected to have, a Purchaser Material Adverse Effect.

          (b) Covenants and Agreements. Each of Merger Sub and Parent shall have, in all material respects, performed all obligations and complied with all agreements and covenants required to be performed by them or complied with by them under this Agreement at or prior to the Effective Time.
          (c) Certified Copies. At the Closing, Merger Sub and Parent shall deliver certified copies of (i) the resolutions duly adopted by each of Merger Sub’s and Parent’s boards of directors authorizing the execution, delivery and performance of this Agreement and the Transactions, (ii) the resolutions duly adopted by Merger Sub’s shareholder approving this Agreement and the Transactions and (iii) the certificate of incorporation and bylaws of each of Merger Sub and Parent, in each case, as then in effect immediately prior to the Effective Time.
ARTICLE 7
TERMINATION
     7.01 Termination by Mutual Consent. This Agreement may be terminated and the Merger and other Transactions may be abandoned at any time prior to the Effective Time by the mutual written consent of the Company, on the one hand, and Parent and Merger Sub, on the other.
     7.02 Termination by Merger Sub, Parent or the Company. This Agreement may be terminated and the Merger and other Transactions may be abandoned at any time prior to the Effective Time by Merger Sub and Parent, on the one hand, or the Company, on the other hand, if:
          (a) any Governmental Entity shall have issued an Order (which has not been vacated, withdrawn or overturned) permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of, or payment for, the Common Shares pursuant to the Merger and such Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(a) shall not be available to any party that has failed to perform its obligations under Section 5.08 or the proviso contained in Section 6.01(b);
          (b) the Merger shall not have been consummated on or before the six-month anniversary of the date of this Agreement (the “Expiration Date”) or if events have occurred which have made it impossible to satisfy on or before the Expiration Date a condition precedent to the terminating party’s obligations to consummate the Transactions; provided, however, that the right to terminate this Agreement under this Section 7.02(b) shall not be available to any party whose failure to perform any covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before the Expiration Date;
          (c) there shall be any Law that makes consummation of the Merger illegal or otherwise prohibited;
          (d) the Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Shareholder Meeting or at any adjournment or postponement thereof or by written consent; or
          (e) the Merger shall not have been consummated on or prior to the Expiration Date as a result of (i) a breach by Merger Sub or Parent in any of their respective covenants or other agreements set forth in this Agreement such that the closing conditions set forth in Section 6.03(b) would not be satisfied or (ii) a breach by Merger Sub or Parent in any of their respective representations or warranties contained in this Agreement such that the closing condition set forth in Section 6.03(a) would not be satisfied and, in the case of both (i) and (ii), such breach or failure to perform is not cured within

30 days after receipt by Merger Sub and Parent of written notice thereof (in which event either party may terminate this Agreement upon the first to occur of (A) the Expiration Date and (B) 30 days following the satisfaction of each of the conditions set forth in Section 6.01 and Section 6.02 hereof).
     7.03 Termination by Merger Sub and Parent. This Agreement may be terminated and the Merger and other Transactions may be abandoned at any time prior to the Effective Time by Merger Sub and Parent if:
          (a) (i) the Company shall have breached any of its covenants or other agreements set forth in this Agreement such that the closing conditions set forth in Section 6.02(b) would not be satisfied or (ii) there exists a breach of any representation or warranty of the Company contained in this Agreement such that the closing condition set forth in Section 6.02(a) would not be satisfied and, in the case of both (i) and (ii) (other than (x) with respect to any breach of Section 5.09 hereof, (y) with respect to the covenants which set forth the timeframe for which the Proxy Statement must be filed with the SEC, the mailing of the Proxy Statement to the Company’s shareholders, and the holding of the Shareholders Meeting in Section 5.02 (provided such delay is not caused by Parent or Merger Sub or any Governmental Entity), or (z) with respect to the timeframe within which the Company must deliver the Deferred Schedules, for which, in each case, there shall be no cure period), such breach is not cured within 30 days after receipt by the Company of written notice thereof; or
          (b) (i) the Company Board withdraws, modifies or changes in a manner adverse to Merger Sub and Parent its approval and favorable recommendation of this Agreement and the Merger, (ii) the Company Board fails to reconfirm such approval and favorable recommendation within two business days after a written request by Merger Sub and Parent to do so, (iii) the Company Board shall have approved or recommended to the shareholders of the Company, taken no position with respect to, or failed to recommend against acceptance of, any Acquisition Proposal, (iv) the Company fails to call the Shareholders Meeting within 35 days of mailing the definitive Proxy Statement or fails to mail the Proxy Statement within five days after being cleared by the SEC or fails to include in such statement the favorable recommendation referred to above or (v) the Company or the Company Board resolves to do any of the foregoing.
     7.04 Termination by the Company. This Agreement may be terminated and the Merger and other Transactions may be abandoned by the Company if:
          (a) (i) at any time prior to the Effective Time, Merger Sub or Parent shall have breached any of their respective covenants or other agreements set forth in this Agreement such that the closing conditions set forth in Section 6.03(b) would not be satisfied or (ii) there exists a breach of any representation or warranty of Parent or Merger Sub contained in this Agreement such that the closing condition set forth in Section 6.03(a) would not be satisfied and, in the case of both (i) and (ii), such breach or failure to perform is not cured within 30 days after receipt by Merger Sub and Parent of written notice thereof; or
          (b) at any time prior to the approval of this Agreement by the shareholders of the Company, pursuant to and in accordance with Section 5.09(b) (provided that the Company shall have complied with the provisions of Section 5.09, including, without limitation, the notice provisions therein, and shall have concurrently with such termination made all payments to Merger Sub and Parent required by Section 8.01).
     7.05 Effect of Termination. In the event of the termination of this Agreement and abandonment of the Merger and other Transactions pursuant to this Article 7, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of any party or its officers, directors, shareholders, affiliates and agents, other than the provisions of Sections 5.04, 7.05, 8.01, 8.02, and 8.07; provided that, except as otherwise provided in this Article 7, a party shall not be relieved from any liability for fraud or for any knowing or willful breach of any of its covenants, representations or warranties contained in this Agreement. Except as otherwise provided in this Agreement, no party shall be entitled to terminate this Agreement if such party is then in material breach of this Agreement.
ARTICLE 8
MISCELLANEOUS
     8.01 Payment of Fees and Expenses.
          (a) Except as provided in Section 5.03 or elsewhere in the Agreement, each of the parties hereto shall bear their own Expenses (as defined below) incurred by or on behalf of such party in preparing for, entering into and carrying out this Agreement and the consummation of the Merger and the financing of the Transactions. “Expenses” as used in this Agreement shall include all expenses (including, without limitation, all fees and expenses of outside counsel, investment bankers, banks, other financial institutions, accountants, financial printers, experts and consultants to a party hereto) incurred by a party or on its behalf in connection with or related to the investigation, due diligence examination, authorization, preparation, negotiation, execution, performance and enforcement of this Agreement and the Transactions and the financing thereof and all other matters contemplated by this Agreement and the closing thereof.
          (b) If this Agreement is terminated (i) by the Company or by Parent pursuant to Section 7.02(b) or Section 7.02(d) and prior to such termination an Acquisition Proposal shall have been made to the Company or any of its subsidiaries or any person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company or any of its subsidiaries, (ii) by Parent and Merger Sub pursuant to Section 7.03(b) or (iii) by the Company pursuant to Section 7.04(b), then, in any such case (i), (ii) or (iii), (A) if the Company terminates this Agreement prior to the expiration of the Go-Shop Period (plus, if the Five Day Period described in the last sentence of Section 5.09(c) is then pending upon the expiration of the Go-Shop Period, an additional number of business days until the expiration of such Five Day Period), concurrently with any such termination, the Company shall pay to Merger Sub and Parent the Go-Shop Break Up Fee (as defined below) plus their reasonable Expenses and (B) otherwise, concurrently with any such termination of this Agreement, the Company shall pay to Merger Sub and Parent the Break Up Fee (as defined below) plus their actual reasonable Expenses. “Break Up Fee” means cash in immediately available funds in an amount equal to 3.5% of the sum of (A) the Merger Consideration multiplied by the number of Common Shares issued and outstanding as of the date hereof (including the number of shares of unvested restricted Common Shares outstanding as of the date hereof) and (B) the number of Cash-Pay Options issued and outstanding as of the date hereof multiplied by the difference between the Merger Consideration and the weighted average exercise price of the issued and outstanding Cash-Pay Options as of the date hereof. “Go-Shop Break Up Fee” shall have the meaning set forth in the definition of the term “Break Up Fee”; provided that for purposes of the definition of “Go-Shop Break Up Fee” the reference to 3.5% in the definition of Break Up Fee shall be deemed to be “2.0%”.
          (c) If this Agreement is terminated (i) by any of the parties pursuant to Section 7.02(e) or (ii) by the Company pursuant to Section 7.04(a), then, in any such case (i) or (ii), concurrently with any such termination of this Agreement, Parent shall pay to the Company an amount in cash equal to the Break Up Fee.

          (d) If this Agreement is terminated pursuant to Section 7.03(a) or, in the event no Break Up Fee is payable pursuant to Section 8.01(b)(i) in connection therewith, any termination of this Agreement pursuant to Section 7.02(d), then, in any such case, concurrently with any such termination of this Agreement, the Company shall pay all of the actual, reasonable Expenses of Parent and Merger Sub (the “Expense Reimbursement”).
          (e) All amounts payable by either party to the other under this Section 8.01 shall be paid in cash and in immediately available funds to such account as the recipient may designate in writing to the payor.
          (f) The parties agree that the agreements contained in this Section 8.01 are an integral part of the Transactions and constitute liquidated damages and not a penalty. Notwithstanding anything in this Agreement to the contrary, each of the parties agrees that payment of the Break Up Fee and the Expense Reimbursement pursuant to Sections 8.01(b), (c) and (d) above, as applicable, if such payments are payable and actually paid, shall be the sole and exclusive remedy of each of the parties upon the termination of this Agreement in the circumstances described in Article 7.
     8.02 Survival. The representations, warranties and agreements made in this Agreement shall not survive beyond the Effective Time or the termination of this Agreement in accordance with Article 7 hereof. Notwithstanding the foregoing, the agreements set forth in Articles 1 and 2 and Sections 5.04, 5.07, 5.18, 5.19 and Article 8 shall survive the Effective Time and those set forth in Section 7.05 shall survive termination.
     8.03 Modification or Amendment. This Agreement may be amended by the parties hereto at any time before or after approval of this Agreement by the shareholders of the Company; provided, however, that after any such approval, there shall not be made any amendment that by Law requires the further approval by such shareholders without such further approval. Without limiting the foregoing, this Agreement may not be amended or modified except by an instrument in writing signed by all of the parties.
     8.04 Entire Agreement; Assignment. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other party (except that each of Parent and Merger Sub may assign its rights, interests and obligations to any of their respective affiliates or direct or indirect subsidiaries without the consent of the Company, so long as they remain primarily obligated with respect to any such delegated obligation). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.
     8.05 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.
     8.06 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by overnight courier or telecopier to the respective parties as follows:

If to Parent or Merger Sub:
Appleseed’s Topco, Inc.
BLR Acquisition Corp.
c/o Golden Gate Private Equity, Inc.
One Embarcadero Center, 33rd Floor
San Francisco, CA 94111
Attention: David Dominik and Stefan Kaluzny
Facsimile No.: (415) 627-4501
with a copy to:
Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, IL 60601
Attention: Gary M. Holihan, P.C.
Facsimile No.: (312) 861-2200
If to the Company:
Blair Corporation
220 Hickory Street
Warren, PA 16366
Attention: Chief Executive Officer
Facsimile No.: (814) 726-6303
with a copy to:
Patton Boggs LLP
2550 M Street, N.W.
Washington, DC 20037
Attention: Philip G. Feigen, Esq.
Facsimile No.: (202) 457-6315
or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above; provided that notice of any change of address shall be effective only upon receipt thereof.
     8.07 Governing Law; Submission to Jurisdiction; Waiver.
          (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
          (b) Each of the Company, Parent and Merger Sub irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or any of the Transactions shall be brought and determined in any federal court located in the State of Delaware or any Delaware state court, and each of the Company, Parent and Merger Sub hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of the Company, Parent and Merger Sub hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such action or proceeding, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (ii) that it or its property is exempt or immune from jurisdiction of such court or from any legal process commenced in such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) that (A) such action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such action or proceeding is improper or (C) this Agreement, the Transactions or the subject matter hereof or thereof, may not be enforced in or by such court.
          (c) EACH OF THE COMPANY, PARENT AND MERGER SUB HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.
     8.08 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.
     8.09 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement, and any one of which may be delivered by facsimile.
     8.10 Certain Definitions. As used in this Agreement:
          (a) the term “affiliate,” as applied to any person, shall mean any other person directly or indirectly controlling, controlled by, or under common control with, that person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise;
          (b) the term “knowledge,” of any person which is not an individual means the actual knowledge of such person’s directors and executive officers;
          (c) the term “Person” or “person” shall include individuals, corporations, partnerships, trusts, other entities and groups (which term shall include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act); and
          (d) the term “subsidiary” or “subsidiaries” means, with respect to any Person, any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity or beneficial interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.
     8.11 Specific Performance. Except as specifically provided in Article 7 hereof, the parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, except as specifically provided in Article 7 hereof in the circumstances enumerated therein, it is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United

States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
     8.12 Company Disclosure Schedule. Any disclosure made with reference to one or more sections of the Company Disclosure Schedule shall be deemed disclosed only with respect to such section unless such disclosure is made in such a way as to make its relevance to the information called for by another section of the Company Disclosure Schedule readily apparent in which case, such disclosure shall be deemed to have been included in such other section, notwithstanding the omission of a cross reference thereto.
     8.13 Extension; Waiver. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso in Section 8.03, waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
     8.14 Third-Party Beneficiaries. Except for the provisions of Sections 5.07, this Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies.
     8.15 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, unless the effects of such invalidity, illegality or unenforceability would prevent the parties from realizing the major portion of the economic benefits of the Merger that they currently anticipate obtaining therefrom, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.
* * * * *

     IN WITNESS WHEREOF, each of the parties has caused this Agreement and Plan of Merger to be executed on its behalf by its respective officer thereunto duly authorized, all as of the day and year first above written.

BLAIR CORPORATION

By:	/S/ AL LOPEZ

Name:	Al Lopez
Title:	President and Chief Executive Officer

BLR ACQUISITION CORP.

By:	/S/ NEALE ATTENBOROUGH

Name:	Neale Attenborough
Title:	Vice President

APPLESEED’S TOPCO, INC.

By:	/S/ NEALE ATTENBOROUGH

Name:	Neale Attenborough
Title:	Chief Executive Officer